Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and between

MIDDLEFIELD BANC CORP.,

and

FARMERS NATIONAL BANC CORP.

Dated as of October 22, 2025

-i-

(Continued)

-ii-

(Continued)

-iii-

(Continued)

-iv-

INDEX OF DEFINED TERMS

Section

ACA	3.11(o)
Acquisition Agreement	8.3(b)(i)
Acquisition Proposal	6.7(g)(ii)
Acquisition Transaction	6.7(g)(iii)
Adjusted Exchange Ratio	8.1(h)(ii)
Adjusted Purchaser Ratio	8.1(h)(ii)
Agreement	Preamble
Articles Amendment	6.3(b)
Average Closing Price	8.1(h)(ii)
Bank Merger	1.8
Bank Merger Agreement	1.8
Bankruptcy and Equity Exception	3.3(a)
BHC Act	3.1(a)
Book-Entry Share	1.4(c)
Carryover PTO	6.5(h)
Certificate	1.4(c)
Certificate of Merger	1.2
Change in the Company Recommendation	6.3(a)
Closing	9.1
Closing Date	9.1
Code	Recitals
Collective Bargaining Agreement	3.25
Company	Preamble
Company 401(k) Plan	6.5(d)
Company Articles	3.1(b)
Company Bank	1.8
Company Benefit Plans	3.11(a)
Company Capitalization Date	3.2(a)
Company Common Shares	1.4(a)
Company Disclosure Schedule	9.12
Company MEWA	3.11(f)
Company Owned Properties	3.21
Company Permitted Encumbrances	3.21
Company Real Property	3.21
Company Recommendation	6.3(a)
Company Regulations	3.1(b)
Company Restricted Share	1.5(a)
Company Shareholder Approval	6.3(a)
Company Shareholders’ Meeting	6.3(a)
Company Stock Plan	1.5(a)
Company Voting Agreement	6.13

-v-

Index of Defined Terms
(Continued)

Section

Confidentiality Agreement	6.2(b)
Controlled Group Liability	3.11(p)(i)
Covered Employee	6.5(g)
Determination Date	8.1(h)(ii)
DPC Shares	1.4(a)
Effective Time	1.2
Employees	5.2(i)
Environmental Laws	3.17(a)
Equity Rights	3.2(a)
ERISA	3.11(a)
ERISA Affiliate	3.11(p)(ii)
Excess PTO	6.5(h)
Exchange Act	1.4(a)
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchange Fund	2.2
Exchange Ratio	1.4(b)
FDIC	3.1(c)
Federal Reserve	3.4
Financial Statements	3.6(a)
Form S-4	3.4
Governmental Entity	3.4
Holder	2.3(a)
Indemnified Party	6.6(a)
Index Price	8.1(h)(ii)
Index Ratio	8.1(h)(ii)
Intellectual Property	3.20(e)(i)
IRS	3.11(b)
IT Assets	3.20(e)(ii)
Knowledge	9.4
Law	3.9(a)
Letter of Transmittal	2.3(a)
Licensed Intellectual Property	3.20(e)(iii)
Liens	3.2(d)
Loans	3.26(a)
LOI	6.2(b)
Material Adverse Effect	3.8
Material Contract	3.16(a)
Merger	Recitals
Merger Consideration	1.4(b)
MEWA	3.11(f)
Multiemployer Plan	3.11(f)
Multiple Employer Plan	3.11(f)
Nasdaq	1.4(e)
Nonqualified Deferred Compensation Plan	3.11(d)

-vi-

Index of Defined Terms
(Continued)

Section

Notice Period	6.7(d)(ii)
OCC	3.4
ODFI	3.4
OGCL	1.1(a)
Owned Intellectual Property	3.20(e)(iv)
Owned Properties	4.15
Permitted Encumbrances	4.15
Person	3.16(a)
Plan Termination Date	6.5(d)
Previously Disclosed	9.12
Proxy Statement	3.4
Purchaser	Preamble
Purchaser Bank	1.8
Purchaser Capitalization Date	4.2
Purchaser Common Shares	1.4(b)
Purchaser Disclosure Schedule	9.12
Purchaser Eligible Plans	6.5(a)
Purchaser Ratio	8.1(h)(ii)
Purchaser SEC Reports	4.5(b)
Purchaser Shareholder Approval	6.3(b)
Purchaser Shareholders’ Meeting	6.3(b)
Purchaser Stock Plans	4.2
Purchaser Voting Agreement	6.14
Purchaser Voting Debt	4.2
Qualified Plans	3.11(e)
Real Property	4.15
Regulatory Agencies	3.5
Regulatory Agreement	3.15(b)
Regulatory Approvals	3.4
Representative	6.7(a)
Requisite Regulatory Approvals	7.1(e)
SEC	3.4
Securities Act	3.2(b)
SRO	3.4
Starting Date	8.1(h)(ii)
Starting Price	8.1(h)(ii)
Stimulus Program	3.18(n)
Subsidiary	3.1(c)
Superior Proposal	6.7(g)(i)
Surviving Company	Recitals
Takeover Laws	3.1
Tax	3.18(o)(i)
Tax Return	3.18(o)(ii)
Termination Fee	8.3(b)(iii)
Title IV Plan	3.11(f)
Trade Secrets	3.20(e)(i)
Trust Account Shares	1.4(a)
Voting Debt	3.2(a)
Willful Breach	8.2

-vii-

THIS AGREEMENT AND PLAN OF MERGER, dated as of October 22, 2025 (this “Agreement”), is made by and between Middlefield Banc Corp., an Ohio corporation (“Company”), and Farmers National Banc Corp., an Ohio corporation (“Purchaser”).

RECITALS

A.          The Boards of Directors of Company and Purchaser have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement in which Company will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Purchaser (the “Merger”), with Purchaser as the surviving entity in the Merger (sometimes referred to herein in such capacity as the “Surviving Company”).

B.          The parties intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and for this Agreement to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) for purposes of Sections 354 and 361 of the Code.

C.          The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER

1.1          The Merger.

         Subject to the terms and conditions of this Agreement, in accordance with the Ohio General Corporation Law (the “OGCL”), at the Effective Time, Company shall merge with and into Purchaser. Purchaser shall be the Surviving Company in the Merger and shall continue its existence under the laws of the State of Ohio. As of the Effective Time, the separate corporate existence of Company shall cease.

(b)    Purchaser may at any time prior to the Effective Time change the method of effecting the combination of Company and Purchaser, including by providing for the merger of Company with and into a wholly-owned subsidiary of Purchaser; provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the tax consequences of the Merger to shareholders of Company or the tax treatment of either party pursuant to this Agreement, (iii) materially impede or delay the receipt of the Requisite Regulatory Approvals or other consents and approvals required for consummation of the Merger or otherwise materially delay or impede consummation of the transactions contemplated by this Agreement, (iv) require Company to mail a revised Proxy Statement if such change is made prior to obtaining the Company Shareholder Approval, or require further approval of Company’s shareholders if such change is made after obtaining the Company Shareholder Approval, or (v) cause any of Company’s representations and warranties contained in Article III to be deemed inaccurate or breached by reason of such change of method.

1.2          Effective Time. The Merger shall become effective as of the date and time specified in the certificate of merger (the “Certificate of Merger”) filed with the Ohio Secretary of State. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Certificate of Merger.

1.3          Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 1701.82 of the OGCL.

1.4          Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Company or the holder of any of the following securities:

(a)          All common shares, without par value, of Company (“Company Common Shares”), issued and outstanding immediately prior to the Effective Time that are owned directly by (i) Company (other than (x) Company Common Shares held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) by third parties (any such shares, “Trust Account Shares”), and (y) Company Common Shares held, directly or indirectly, by Company in respect of a debt previously contracted (any such shares “DPC Shares”)), or (ii) Purchaser or any of its affiliates, shall be cancelled and shall cease to exist, and no Merger Consideration and/or cash in lieu of fractional shares shall be delivered in exchange therefor.

(b)          Subject to the other provisions of this Section 1.4, each Company Common Share, but excluding Company Common Shares owned directly by Company (other than Trust Account Shares and DPC Shares) or Purchaser, shall be converted, by virtue of this Agreement and without any action on the part of the holder thereof, into and exchangeable for the right to receive, subject to the provisions set forth in this Agreement, 2.60 (the “Exchange Ratio”) common shares, without par value, of Purchaser (the “Purchaser Common Shares”). The 2.60 Purchaser Common Shares to be issued in exchange for each Company Common Share pursuant to this Section 1.4(b) is sometimes referred to herein as the “Merger Consideration”.

(c)          All of the Company Common Shares converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such Company Common Share (each, a “Certificate”) and each non-certificated Company Common Share represented by book-entry (a “Book-Entry Share”) shall thereafter represent only the right to receive the Merger Consideration and/or cash in lieu of fractional shares into which the Company Common Shares represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.3(c), as well as any dividends to which holders of Company Common Shares become entitled in accordance with Section 2.3(d).

(d)          If, between the date of this Agreement and the Effective Time, the outstanding Purchaser Common Shares or Company Common Shares shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio, as applicable.

(e)          Notwithstanding anything to the contrary contained in this Agreement, no fractional Purchaser Common Shares shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Purchaser Common Shares shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Purchaser. In lieu of the issuance of any such fractional share, Purchaser shall pay to each former shareholder of Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average, rounded to the nearest one tenth of a cent, of the closing sale prices of Purchaser Common Shares on The NASDAQ Stock Market (the “Nasdaq”) (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source reasonably selected by Purchaser) for the five consecutive full trading days ending on the day preceding the Closing Date by (ii) the fraction of a share (after taking into account all Company Common Shares held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Purchaser Common Shares to which such holder would otherwise be entitled to receive pursuant to this Section 1.4.

1.5          Restricted Stock and Stock Options.

(a)          Immediately preceding the Effective Time, all outstanding plan share awards pursuant to a plan share award agreement granted prior to the date hereof (each, a “Company Restricted Share”) in accordance with Company’s 2017 Omnibus Equity Plan (collectively, the “Company Stock Plans” and each, a “Company Stock Plan”) shall be fully earned and vested (and, with respect to any Company Restricted Share subject to performance-based vesting conditions, with performance goals deemed achieved based on the maximum performance level) and the holder thereof shall be entitled to receive the Merger Consideration in accordance with Section 1.4 for each Company Common Share delivered with respect to such vested Company Restricted Share, net of any shares redeemed as payment for withholding taxes as permitted under Section 5.2(c). All such Company Restricted Shares which become fully earned immediately prior to the Effective Time in accordance with the terms hereof shall be issued as Book-Entry Shares, net of any shares withheld as permitted by Section 5.2(c), and each such share will be considered an issued and outstanding Company Common Share as of the Effective Time.

(b)          As of the date hereof there are no outstanding and unexercised employee or director options to purchase Company Common Shares.

1.6          Articles of Incorporation and Code of Regulations of the Surviving Company. The articles of incorporation and code of regulations of the Surviving Company shall be the articles of incorporation and code of regulations of Purchaser as in effect immediately prior to the Effective Time, until duly amended in accordance with the terms thereof and applicable Law.

1.7          Directors and Officers. The directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Company and shall hold office until their respective successors are duly appointed, or their earlier death, resignation or removal. In addition, Purchaser shall increase by two the number of its directors and promptly following the Effective Time, shall appoint two of the directors serving on the board of directors of the Company immediately prior to the Effective Time in accordance with Section 6.16 of this Agreement. The officers of Purchaser immediately prior to the Effective Time shall be the officers of the Surviving Company and shall hold office until their respective successors are duly appointed and qualified, or their earlier death, resignation or removal.

1.8          The Bank Merger. As soon as practicable after the execution of this Agreement, Company and Purchaser shall cause The Middlefield Banking Company (“Company Bank”) and The Farmers National Bank of Canfield (“Purchaser Bank”), respectively, to enter into a bank merger agreement, the form of which is attached to this Agreement as Exhibit A (the “Bank Merger Agreement”), and which provides for the merger of Company Bank with and into Purchaser Bank (the “Bank Merger”), in accordance with applicable Laws and the terms of the Bank Merger Agreement and as soon as practicable after consummation of the Merger. Purchaser Bank will be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Company Bank will cease. Prior to the Effective Time, Company will cause Company Bank, and Purchaser will cause Purchaser Bank, to execute such certificates or articles of merger and such other documents and certificates as are necessary to effectuate the Bank Merger. The Bank Merger Agreement provides that the directors of Purchaser Bank immediately prior to the Bank Merger shall remain the directors of Purchaser Bank upon consummation of the Bank Merger.

1.9          Effect on Purchaser Common Shares. Each Purchaser Common Share issued and outstanding immediately prior to the Effective Time will remain issued and outstanding and shall be unchanged by the Merger.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1          Exchange Agent. Prior to the Effective Time, Purchaser shall appoint Computershare Inc. and its wholly owned subsidiary Computershare Trust Company, N.A. pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder.

2.2          Delivery of Merger Consideration. At or prior to the Effective Time, Purchaser shall authorize the Exchange Agent to deliver an aggregate number of Purchaser Common Shares equal to the aggregate Merger Consideration, together with aggregate cash to be paid in lieu of fractional shares, to be held by the Exchange Agent in trust for the holders of Company Common Shares (the “Exchange Fund”).

2.3          Exchange Procedures.

(a)          As promptly as practicable after the Effective Time, but in no event later than five (5) business days following the Closing Date, Purchaser shall send or cause to be sent to each holder of record of Company Common Shares immediately prior to the Effective Time (each, a “Holder”) (other than Company Common Shares owned directly by Company (other than Trust Account Shares and DPC Shares) or Purchaser) appropriate and customary transmittal materials (collectively, the “Letter of Transmittal”) that shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) or evidence of Book-Entry Shares shall pass, only upon delivery of Certificate(s) or evidence of Book-Entry Shares (or affidavits of loss in lieu of such Certificates) to the Exchange Agent. The Exchange Agent shall accept each such Certificate or evidence of Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices and shall as promptly as practicable issue non-certificated Purchaser Common Shares represented by book-entry in accordance with this Agreement.

(b)          Purchaser, in the exercise of its reasonable discretion, shall have the right to make all determinations, consistent with the terms of this Agreement, governing (i) the validity of the Letters of Transmittal and compliance by any Holder with the procedures set forth therein and herein, (ii) the issuance and delivery of certificates representing Merger Consideration for Company Common Shares converted in the Merger, and (iii) the method of payment of cash in lieu of fractional Purchaser Common Shares where the Holder of the applicable Certificate has no right to receive whole Purchaser Common Shares.

(c)          A Holder who has returned a properly completed Letter of Transmittal, accompanied by the Holder’s Certificate(s) or Book-Entry Shares, will be entitled to receive such Holder’s portion of the Merger Consideration, determined as provided in Section 1.4. Until so surrendered, each such Certificate or Book-Entry Shares shall represent, for all purposes, only the right to receive, without interest, the portion of the Merger Consideration allocable to such Certificate or Book-Entry Shares pursuant to Section 1.4 and any cash in lieu of fractional Purchaser Common Shares to be issued or paid in consideration therefor upon surrender of such Certificate or Book-Entry Shares in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(d)          No dividends or other distributions with respect to Purchaser Common Shares shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares with respect to the Purchaser Common Shares represented thereby, in each case unless and until the surrender of such Certificate or Book-Entry Shares occurs in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Certificate or Book-Entry Shares in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole number of Purchaser Common Shares represented by such Certificate or Book-Entry Shares and paid prior to such surrender date, and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to the whole number of Purchaser Common Shares represented by such Certificate or Book-Entry Shares with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Purchaser Common Shares issuable with respect to such Certificate or Book-Entry Shares.

(e)          In the event of a transfer of ownership of a Certificate or Book-Entry Shares representing Company Common Shares that is not registered in the stock transfer records of Company, the Merger Consideration (including cash in lieu of fractional Purchaser Common Shares) shall be issued or paid in exchange therefor to a Person other than the Person in whose name the Certificate or Book-Entry Shares so surrendered is registered if the Certificate or Book-Entry Shares formerly representing such Company Common Shares shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a Person other than the registered holder of the Certificate or Book-Entry Shares, or establish to the reasonable satisfaction of Purchaser that the Tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the earlier of (x) the one-year anniversary of the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, Purchaser) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of Company Common Shares such amounts as the Exchange Agent or Purchaser, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Purchaser, as the case may be, and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Shares in respect of whom such deduction and withholding was made by the Exchange Agent or Purchaser, as the case may be.

(f)          After the Effective Time, there shall be no transfers on the share transfer books of Company of the Company Common Shares that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common Shares that occurred prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares representing such Company Common Shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and any cash in lieu of fractional Purchaser Common Shares to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.

(g)          Any portion of the Exchange Fund that remains unclaimed by the Holders as of the one-year anniversary of the Effective Time may be paid to Purchaser. In such event, any Holder who has not theretofore complied with this Article II shall thereafter look only to Purchaser with respect to the Merger Consideration, any cash in lieu of any fractional shares, and any unpaid dividends and distributions on the Purchaser Common Shares deliverable in respect of each Company Common Share held by such Holder as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Purchaser, the Surviving Company, the Exchange Agent or any other Person shall be liable to any former holder of Company Common Shares for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(h)          In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate (provided, that such bond requirement may be waived by Purchaser if substituted with an unqualified indemnity from any Company shareholder owning five or fewer Company Common Shares), the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof in accordance with the terms of this Agreement, including requirements of this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as Previously Disclosed, Company hereby represents and warrants to Purchaser as follows:

3.1          Corporate Organization.

(a)          Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio. Company has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company. Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (“BHC Act”).

(b)          True, complete and correct copies of the Second Amended and Restated Articles of Incorporation of Company (the “Company Articles”) and the Regulations, as amended, of Company (the “Company Regulations”), as in effect as of the date of this Agreement, have been made available to Purchaser prior to the date hereof.

(c)          Company has Previously Disclosed a list of all its Subsidiaries. Each Subsidiary of Company (i) is duly organized and validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company, is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. As used in this Agreement, the term “Subsidiary,” when used with respect to either party, shall mean a corporation, association or other business entity of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof. The deposit accounts of Company Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due. The articles of incorporation, bylaws and similar governing documents of Company Bank, copies of which have been made available to Purchaser, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement. Neither Company nor Company Bank owns 5% or more of any class of capital stock or other equity interest in any Person other than equity interests held in a fiduciary capacity or the equity interests of the Subsidiaries set forth on Section 3.1(c) of the Company Disclosure Schedule.

3.2          Capitalization.

(a)          The authorized capital stock of Company consists of 25,000,000 Company Common Shares, of which, as of even date herewith (the “Company Capitalization Date”), 8,086,886 Company Common Shares were issued and outstanding. As of the Company Capitalization Date, no Company Common Shares were reserved for issuance except for Company Common Shares reserved for issuance pursuant to the Company Stock Plans. As of the Company Capitalization Date, there were unvested plan share awards outstanding for 239,835 Company Restricted Shares, such awards having been previously granted under the Company Stock Plans. All of the issued and outstanding Company Common Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of Company may vote (“Voting Debt”) are issued or outstanding. As of the date of this Agreement, other than outstanding plan share awards granted under the Company Stock Plans, Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of, any amount based on, any Company Common Shares or Voting Debt or any other equity securities of Company or any securities representing the right to purchase or otherwise receive any Company Common Shares or Voting Debt or other equity securities of Company, other than the Company Restricted Shares (“Equity Rights”).

(b)          As of the Company Capitalization Date, there are no contractual obligations of Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Company or any equity security of Company or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Company or Company Bank or (ii) to register Company Common Shares or other securities under the Securities Act of 1933, as amended (the “Securities Act”). Section 3.2(b) of the Company Disclosure Schedule sets forth a true and complete list of all unvested plan share awards awarded under the Company Stock Plans as of the Company Capitalization Date specifying, on a participant-by-participant basis, (i) the name of each participant, (ii) the number of Company Common Shares subject to each plan share award awarded to each participant, (iii) the effective date of each plan share award, and (iv) the vesting schedule, if any, for each such plan share award. There are no Company stock options outstanding as of the Company Capitalization Date. Other than the Company Voting Agreements, to the Company’s Knowledge, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of any Company Common Shares, other equity securities of Company or Equity Rights.

(c)          Other than unvested plan share awards awarded under the Company Stock Plans as of the Company Capitalization Date as set forth on Section 3.2(b) of the Company Disclosure Schedule, no other equity-based awards or instruments are outstanding. Since December 31, 2024 through the date hereof, Company has not (i) issued or repurchased any Company Common Shares or Voting Debt or other equity securities of Company or Equity Rights, or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on or related to the value of Company capital stock or any other equity-based awards. Since December 31, 2024 and through the date hereof, Company has not issued any Company stock options under any Company Stock Plan or otherwise with an exercise price that is less than the “fair market value” of the underlying shares on the date of grant, as determined for financial accounting purposes under GAAP. With respect to each outstanding unvested plan share award under the Company Stock Plans, (i) the award was made in accordance with the applicable Company Stock Plan and all applicable Laws, and (ii) each such award of was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of Company. Since December 31, 2024, except as specifically permitted or required by this Agreement or as Previously Disclosed, neither Company nor any of its Subsidiaries has (A) accelerated the vesting of or lapsing of restrictions with respect to any stock-based compensation awards or long-term incentive compensation awards, (B) with respect to executive officers of Company or any of its Subsidiaries, entered into or amended any employment, severance, change of control or similar agreement (including any agreement providing for the reimbursement of excise Taxes under Section 4999 of the Code), or (C) adopted or amended any material Company Benefit Plan.

(d)          All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Company are owned by Company, directly or indirectly, free and clear of any liens, pledges, charges, claims and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of Company has or is bound by, any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3          Authority; No Violation.

(a)          Company has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the Company Shareholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly adopted and approved by the Board of Directors of Company by a vote of at least a majority of the members of the Board of Directors of Company in office. The Board of Directors of Company has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Company and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Company’s shareholders for approval and adoption at a duly held Company Shareholders’ Meeting and has adopted a resolution to the foregoing effect. Except for the approval and adoption of this Agreement and the transactions contemplated hereby by the affirmative vote of at least two-thirds of all the votes entitled to be cast by holders of Company Common Shares at the Company Shareholders’ Meeting and the approval and adoption of the Bank Merger Agreement and the Bank Merger by Company in its capacity as the sole shareholder of Company Bank, no other corporate proceedings on the part of Company are necessary to approve this Agreement, or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Company and (assuming due authorization, execution and delivery by Purchaser) constitutes the valid and binding obligations of Company, enforceable against Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”)).

(b)          The execution and delivery of this Agreement by Company, the consummation by Company of the transactions contemplated hereby, and compliance by Company with any of the terms or provisions of this Agreement, will not (i) violate any provision of the Company Articles or the Company Regulations (assuming, with respect to the latter two of the foregoing representations, that this Agreement is properly approved and adopted by the shareholders of the Company at the Company Shareholders’ Meeting), or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any Law, judgment, order, injunction or decree applicable to Company, any of its Subsidiaries, or any of their respective properties or assets or (B) except as Previously Disclosed, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, by-law or other instrument or obligation to which Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii), any such violation, conflict, breach, default, termination, cancellation, acceleration or creation as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company.

3.4          Consents and Approvals. Except for (a) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or non-objections from, the Securities and Exchange Commission (the “SEC”), state securities authorities, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an “SRO”), (b) the filing of any other required applications, filings or notices with the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the United States Office of the Comptroller of the Currency (the “OCC”), the FDIC, the Division of Financial Institutions of the Ohio Department of Commerce (the “ODFI”) and any other foreign, federal or state banking agency, other regulatory, self-regulatory or enforcement authorities, or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each of the bodies set forth in clauses (a) and (b), a “Governmental Entity”) and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (a), the “Regulatory Approvals”), (c) the filing with the SEC of a proxy statement in definitive form relating to the Company Shareholders’ Meeting and the Purchaser Shareholders’ Meeting (including any amendments or supplements thereto, the “Proxy Statement”) and of a registration statement on Form S-4 (or such other applicable form) (the “Form S-4 ”) in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, (d) the filing of the Certificate of Merger with the Ohio Secretary of State, (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the Purchaser Common Shares pursuant to this Agreement, and (f) approval of listing of such Purchaser Common Shares on the Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Company of the Merger or the Bank Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Company of this Agreement.

3.5          Reports. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, Company and each of its Subsidiaries have timely filed all reports, proxy statements and other materials, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2021 with (a) the Federal Reserve, (b) the OCC, (c) the FDIC, (d) the ODFI, (e) any other state regulatory authority, (f) the SEC, (g) any foreign regulatory authority, and (h) any applicable industry SRO (each a “Regulatory Agency” and collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since December 31, 2021, including any report or statement required to be filed pursuant to any applicable Laws, and all such reports, registration statements, proxy statements, other materials and amendments have complied in all material respects with all legal requirements relating thereto, and Company and its Subsidiaries have paid all fees and assessments due and payable in connection therewith.

3.6          Financial Statements.

(a)          Company has furnished to Purchaser the audited consolidated financial statements of Company, consisting of consolidated balance sheets as of December 31, 2022, 2023 and 2024, and the related consolidated statements of net income, comprehensive income, changes in stockholders’ equity and cash flows for each of the three years ended December 31, 2022, 2023 and 2024, including the related notes and reports thereon of S.R. Snodgrass, P.C., such audited consolidated financial statements are referred to as the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP during the periods involved (except as may be indicated in the notes thereto and for normal year-end adjustments) and present fairly, in all material respects, the consolidated financial condition, net income and cash flows of Company and its consolidated Subsidiaries for the periods then ended. As of the date hereof, the books and records of Company and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, S.R. Snodgrass, P.C. has not resigned (or informed Company that it intends to resign) or been dismissed as independent public accountants of Company as a result of or in connection with any disagreements with Company on a matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

(b)          Since December 31, 2021, neither Company nor any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the Financial Statements or disclosed in a footnote thereto, (ii) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since December 31, 2024, (iii) liabilities which are not material individually or in the aggregate, (iv) in connection with this Agreement and the transactions contemplated hereby, or (v) as Previously Disclosed.

3.7          Broker’s Fees. Neither Company nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than, as described further in Section 3.13, to Raymond James & Associates, Inc. pursuant to a letter agreement dated as of November 20, 2024, a true, complete and correct copy of which has been delivered previously to Purchaser.

3.8          Absence of Changes. Since December 31, 2024, except as set forth in Section 3.8 of the Company Disclosure Schedule, (a) Company and its Subsidiaries have not undertaken any of the actions prohibited by Section 5.2 had such Section been in effect at all times since such date, (b) Company and its Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice, and (c) no event or events have occurred that had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to any party, a material adverse effect on (i) the financial condition, results of operations or business of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), a “Material Adverse Effect” shall not be deemed to include effects resulting from (A) changes after the date hereof in applicable GAAP or regulatory accounting requirement, or the enforcement, implementation or interpretation thereof, (B) changes after the date hereof in Laws of general applicability to companies in the industries in which such party and its Subsidiaries operate, (C) changes, events, or developments, after the date hereof, in global, national or regional political conditions (including the outbreak or escalation of war (declared or undeclared) or hostilities, any occurrence or threat of acts of terrorism or any armed hostilities associated therewith and any national or international calamity, disaster, or emergency or any escalation thereof) or in general economic or market conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) or other changes, events or developments, after the date hereof, that affect banks or their holding companies generally, (D) failure, in and of itself, to meet internal or published industry projections or forecasts or estimates of revenues or earnings, but not including any underlying causes thereof, (E) the public disclosure of this Agreement and compliance with this Agreement, (F) any legal action asserted or other actions initiated by any holder of Company Common Shares or holder of Purchaser Common Shares arising out of or related to this Agreement, (G) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of Employees, customers, suppliers, distributors or other having relationships with Company or its Subsidiaries, or (H) actions or omissions taken with the prior written consent of the other party to this Agreement except, with respect to clauses (A), (B) and (C), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate), or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement.

3.9          Compliance with Applicable Law.

(a)          Company and each of its Subsidiaries hold, and since December 31, 2021 have at all times held, all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable Law (and have paid all fees and assessments due and payable in connection therewith), except where the failure to hold such license, franchise, permit or authorization or to pay such fees or assessments has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company, and, to the Company’s Knowledge, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened in writing. Company and each of its Subsidiaries have complied in all material respects with, and are not in default or violation in any material respect of, (i) any applicable Law, including, without limitation, all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and any other Law relating to discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, and when and if applicable the Sarbanes Oxley Act, and (ii) any posted or internal privacy policies relating to data protection or privacy, including the protection of personal information, and neither Company nor any of its Subsidiaries has received since December 31, 2021 written notice of any, and to Company’s Knowledge there are no, material defaults or material violations of any applicable Law. For purposes of this Agreement, “Law” shall mean any federal, state or local law, statute, ordinance, rule, regulation, order, or undertaking to or agreement with any Governmental Entity.

(b)          Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Law, except where the failure to so administer such accounts has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company. None of Company, any of its Subsidiaries, or any director, officer or employee of Company or of any of its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that has had and would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account, except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company.

3.10         State Takeover Laws. The Board of Directors of Company has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions any applicable provisions of any takeover Laws under applicable Law, including any “moratorium,” “control share,” “takeover,” “affiliated transaction,” “interested stockholder” or similar provisions under applicable Law or the Company Articles (collectively, the “Takeover Laws”). No “fair price” Law is applicable to this Agreement and the transactions contemplated hereby.

3.11         Company Benefit Plans.

(a)          Section 3.11(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, severance or other contracts or agreements to which Company or any of its Subsidiaries or any of their respective ERISA Affiliates (as hereinafter defined) is a party, currently maintains, contributes to or sponsors for the benefit of any current or former employee, officer, director or independent contractor of Company or any of its Subsidiaries or any of their respective ERISA Affiliates or for which Company or Company Bank could otherwise have any current or future material liability or material obligations (all such plans, programs, arrangements, contracts or agreements, whether or not listed on Section 3.11(a) of the Company Disclosure Schedule, collectively, the “Company Benefit Plans”).

(b)          Company has made available to Purchaser true, correct and complete copies of the following (as applicable) with respect to each Company Benefit Plan: (i) the written document evidencing such Company Benefit Plan or, if such Company Benefit Plan is not in writing, a written description of the material terms thereof, and all amendments, modifications or supplements thereto, (ii) the annual report (Form 5500), if any, filed with the U.S. Internal Revenue Service (“IRS”) for the last two plan years, (iii) the most recently received IRS determination or opinion letter, if any, (iv) the most recently prepared actuarial report or financial statement, if any, (v) the most recent summary plan description, if any (and other descriptions of such Company Benefit Plan provided to Employees) and all modifications thereto, (vi) all material correspondence with the Department of Labor, the IRS or any other Governmental Entity, (vii) the most recent nondiscrimination tests performed under ERISA and the Code, (viii) all contracts with third-party administrators, compensation consultants and other service providers that relate thereto, and (ix) any related trust agreements, insurance contracts or documents or any other funding arrangements relating thereto. Except as specifically provided in the foregoing documents delivered or made available to Purchaser, there are no amendments to any Company Benefit Plans that have been adopted or approved nor has Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Company Benefit Plans. No Company Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside of the United States.

(c)          Except as set forth on Section 3.11(c)(i) of the Company Disclosure Schedule, (i) each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, and (ii) the Company 401(k) Plan (as defined in Section 6.5(e)) complies with all applicable Laws. Except as set forth on Section 3.11(c)(ii) of the Company Disclosure Schedule, during the six years preceding the date of this Agreement, neither Company nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan, and, to Company’s Knowledge, no plan defect exists.

(d)          Except as set forth on Section 3.11(d) of the Company Disclosure Schedule, each Company Benefit Plan that is a “nonqualified deferred compensation plan” as defined in and subject to Section 409A of the Code (a “Nonqualified Deferred Compensation Plan”) has been maintained and operated in compliance with Section 409A of the Code and all applicable regulatory guidance thereunder (including, but not limited to, Treasury Regulations). No assets set aside for the payment of benefits under any Nonqualified Deferred Compensation Plan are held outside of the United States, except to the extent that substantially all of the services to which such benefits are attributable have been performed in the jurisdiction in which such assets are held.

(e)          Section 3.11(e) of the Company Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Qualified Plans”). The IRS has issued a favorable determination or opinion letter with respect to each Qualified Plan or the prototype document therefor and its related trust that has not been revoked or threatened to be revoked, and, to Company’s Knowledge, no circumstances or events have occurred that would reasonably be expected to adversely affect the qualified status of any Qualified Plan or the related trust or increase the costs relating thereto. No trust funding any Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(f)          Except as set forth on Section 3.11(f)(i) of the Company Disclosure Schedule, none of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code (a “Title IV Plan”). Except as set forth on Section 3.11(f)(ii) of the Company Disclosure Schedule, with respect to each Title IV Plan, (i) no liability under Title IV or Section 302 of ERISA has been incurred by the Company or any of its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full prior to the date hereof, and no condition exists that presents a risk to the Company or Company Bank or any of their ERISA Affiliates of incurring or being subject to any liability or obligation thereunder, (ii) no reportable event (within the meaning of Section 4043 of ERISA), other than an event for which the reporting requirements have been waived by regulations, has occurred within the six years prior to the date hereof or is expected to occur as a result of the transactions contemplated by this Agreement, (iii) no failure to meet the minimum funding standard under Section 412 or 430 of the Code or Section 302 or 303 of ERISA has occurred, (iv) all contributions (including installments) required by Section 301 of ERISA and Sections 412 or 430 of the Code have been timely made, (v) no funding waiver has been applied for or been received or any amortization period extended within the meaning of Section 412 of the Code or Section 302 or 303 of ERISA, (vi) there are no funding-based limitations, within the meaning of Section 436 of the Code, currently in effect, (vii) none of the assets of Company or Company Bank are the subject of any lien arising under ERISA or Section 430(k) of the Code, and the Company has not been required to post any security under ERISA or Section 401(a)(29) of the Code, and no fact or event exists that would reasonably be expected to give rise to any such lien or requirement to post any such security, (viii) all premiums (and interest charges and penalties for late payment, if applicable) have been paid when due to the Pension Benefit Guaranty Corporation, (ix) there has been no event described in Section 4062(e) of ERISA, and the transactions contemplated by this Agreement will not result in any event described in Section 4062(e) of ERISA, and (x) no notice of intent to terminate any Title IV Plan has been filed and no amendment to treat a Title IV Plan as terminated has been adopted and no proceeding has been commenced by the PBGC to terminate any Title IV Plan. None of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA (a "MEWA") (except for the MEWA set forth on Schedule 3.11(f)(iii) (the "Company MEWA")), a voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code, a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); and none of the Company, any of its Subsidiaries, or any of their respective ERISA Affiliates has, within the last six years, incurred or had any liability to a MEWA, Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from such Multiemployer Plan or Multiple Employer Plan. The Company MEWA is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.  With respect to the Company MEWA, (A) all contributions and other amounts required to be paid by the Company, any of its Subsidiaries, or any of their respective ERISA Affiliates have been timely paid to the Company MEWA, (b) none of the Company, any of its Subsidiaries, or any of their respective ERISA Affiliate has incurred any withdrawal liability under the Company MEWA which remains unsatisfied, and (c) a withdrawal from, or involuntary or voluntary termination under, the Company MEWA as of or prior to the Closing Date would not result in any liability to the Company, any of its Subsidiaries, any of their respective ERISA Affiliates, or Purchaser or any of its affiliates.

(g)          Except as set forth on Section 3.11(g) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current Employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code. Company and each of its Subsidiaries have reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree health or medical or life insurance coverage, and no representations or commitments, whether or not written, have been made that would limit Company’s or such Subsidiary’s right to amend, terminate or modify any such benefits.

(h)          All contributions required to be made to any Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Company.

(i)          Except as set forth on Section 3.11(i) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase the amount or value of, any payment, right or other benefit to any Employee, or result in any limitation on the right of Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) could be an “excess parachute payment” within the meaning of Section 280G of the Code. No Company Benefit Plan provides for the gross-up or reimbursement of any penalties, interest or Taxes under Section 4999 or 409A of the Code, or otherwise.

(j)          There does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability (as hereinafter defined) that would be a material liability of Company, its Subsidiaries or any of their ERISA Affiliates following the Closing. Without limiting the generality of the foregoing, neither Company nor any of its ERISA Affiliates has engaged in any transaction described in Section 4069, 4204 or 4212 of ERISA.

(k)          None of Company, any of its Subsidiaries, any of their respective ERISA Affiliates, or any Person now or previously employed by or providing services to Company, any of its Subsidiaries or any of their respective ERISA Affiliates, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Company Benefit Plans or their related trusts, Company, any of its Subsidiaries, any of their respective ERISA Affiliates or any Person that Company or any of its Subsidiaries has an obligation to indemnify with respect to such prohibited transaction, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l)          There are no pending or, to Company’s Knowledge, threatened claims (other than claims for benefits in the ordinary course of business), lawsuits or arbitrations which have been asserted or instituted, and, to Company’s Knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans which could reasonably be expected to result in any material liability of Company or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Company Benefit Plan, or any other party.

(m)          Each individual who renders services to Company or any of its Subsidiaries who is classified by Company or any of its Subsidiaries, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and Tax reporting and under Company Benefit Plans) is properly so characterized.

(n)          Except as set forth on Section 3.11(n) of the Company Disclosure Schedule, no deduction of any amount payable pursuant to the terms of any Company Benefit Plan has been disallowed or is or could be subject to disallowance under Section 162(m) of the Code.

(o)          Each Company Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA is and has been operated, maintained and administered in compliance in all material respects with the Patient Protection and Affordable Care Act, including the Healthcare and Education Reconciliation Act of 2010, as amended, and all regulations and guidance issued thereunder (collectively, the “ACA”), and the Company, its Subsidiaries and its ERISA Affiliates have complied in all material respects with the ACA. None of the Company or any of its Subsidiaries or ERISA Affiliates has incurred, and no event has occurred and no condition or circumstances exist that could reasonably be expected to subject the Company or any of its Subsidiaries or ERISA Affiliates to, any penalties, assessments, Taxes or Liability under Section 4980B, 4980D, 4890H, 6721 or 6722 of the Code or any other provision of the ACA.

(p)          Definitions.

(i)         “Controlled Group Liability” means any liability (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412, 430 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, or (v) under corresponding or similar provisions of foreign Laws.

(ii)         “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

3.12         Approvals. As of the date of this Agreement, to Company’s Knowledge, there is no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.13         Opinion. The Board of Directors of Company has received the opinion of Raymond James & Associates, Inc. to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Company Common Shares.

3.14         Loan Put-Backs. Company has Previously Disclosed to Purchaser all claims for repurchases by Company or any of its Subsidiaries of home mortgage loans that were sold to third parties by Company or its Subsidiaries during the past five years that are outstanding or currently threatened in writing, and Company has no reason to believe that it may be required to repurchase any material dollar volume of home mortgage loans sold to third parties by Company or its Subsidiaries. None of the agreements pursuant to which Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

3.15         Legal Proceedings.

(a)          There is no suit, action, investigation, claim, proceeding or review pending, or to Company’s Knowledge threatened, against or affecting Company or any of its Subsidiaries or any of the current or former directors or executive officers of Company or any of its Subsidiaries (and Company is not aware of any basis for any such suit, action, investigation, claim, proceeding or review) (i) that involves a Governmental Entity, or (ii) that, individually or in the aggregate, is (A) material to it and its Subsidiaries, taken as a whole, or is reasonably likely to result in a material restriction on its or any of its Subsidiaries’ businesses or, after the Effective Time, the business of Purchaser, Surviving Company or any of their affiliates, or (B) reasonably likely to materially prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by Company, any of its Subsidiaries or the assets of Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Purchaser or any of its affiliates) that is or could reasonably be expected to be material to Company or any of its Subsidiaries.

(b)          Since December 31, 2021, (i) there have been no subpoenas, written demands, or document requests received by Company, any of its Subsidiaries or any affiliate of Company or any of its Subsidiaries from any Governmental Entity, except such as are received in the ordinary course of business consistent with past practice or as are not, individually or in the aggregate, material to Company and its Subsidiaries taken as a whole, and (ii) no Governmental Entity has requested that Company or any of its Subsidiaries enter into a settlement negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, or document request. Neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2021, a recipient of any supervisory letter from, or since December 31, 2021, has adopted any policies, procedures or board resolutions at the request or suggestion of any Governmental Entity that currently (x) restricts the conduct of its business, or (y) relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated financial holding companies or their Subsidiaries (each item in this sentence, whether or not set forth on the Company Disclosure Schedule, a “Regulatory Agreement”), nor has Company or any of its Subsidiaries been advised in writing since December 31, 2021 by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement.

3.16         Material Contracts.

(a)          Except as set forth on Section 3.16 of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (each, whether or not Previously Disclosed, a “Material Contract”): (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K; (ii) any employment, severance, termination, consulting, or retirement contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (iii) any contract relating to the borrowing of money by Company or any of its Subsidiaries or the guarantee by Company or any of its Subsidiaries of any such obligation (other than contracts evidencing deposit liabilities, purchases of federal funds and Federal Home Loan Bank advances of any depository institution Subsidiaries and ordinary course trade payables not past due) in excess of $100,000, (iv) any contract that contains any non-competition or non-solicitation arrangements or other arrangements or obligations that purport to limit or restrict in any respect the ability of Company or any of its Subsidiaries (including, following consummation of the transactions contemplated hereby, Purchaser or any of its affiliates) to solicit customers or the manner in which, or the localities in which, all or any portion of the business of Company and any of its Subsidiaries (including, following consummation of the transactions contemplated hereby, Purchaser or any of its affiliates) is or could be conducted, (v) any contract not terminable by Company, without penalty or other incremental expense in excess of $50,000, with less than 90 days’ notice relating to the purchase or sale of any goods or services by Company or any of its Subsidiaries (other than contracts entered into in the ordinary course of business consistent with past practice and involving payments under any individual contract not in excess of $50,000 or involving Loans, borrowings or guarantees originated or purchased by Company or any of its Subsidiaries in the ordinary course of business consistent with past practice), (vi) any contract not terminable by Company without penalty or other incremental expense in excess of $50,000, with less than 90 days’ notice which obligates Company or any of its Subsidiaries (or, following the consummation of the Merger, Purchaser or any of its affiliates) to conduct business with any third party on an exclusive or preferential basis, (vii) any contract not terminable by Company without penalty or other incremental expense in excess of $50,000, with less than 90 days’ notice which requires referrals of business or requires Company or any of its Subsidiaries to make available investment opportunities to any Person on a priority or exclusive basis, (viii) any contract not terminable by Company without penalty or other incremental expense in excess of $50,000, with less than 90 days’ notice which grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Company or any of its Subsidiaries, (ix) any contract which limits the payment of dividends by Company or any of its Subsidiaries, (x) any contract pursuant to which Company or any of its Subsidiaries has agreed with any third parties to become a member of, manage or control a joint venture, partnership, limited liability company or other similar entity, (xi) any contract pursuant to which Company or any of its Subsidiaries has agreed with any third party to a change of control transaction such as an acquisition, divestiture or merger and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect, (xii) any contract which relates to any material Intellectual Property of or used by Company or any of its Subsidiaries, (xiii) any contract between Company or any of its Subsidiaries, on the one hand, and (a) any officer or director of Company or any of its Subsidiaries, (b) to the Company’s Knowledge, any affiliate or family member of any such officer or director or (c) any other affiliate of Company, on the other hand, except those of a type available to Employees of Company generally, or (xiv) any contract that provides for payments to be made by Company or any of its Subsidiaries upon a change in control thereof or a termination of such contract in excess of $50,000. For purposes of this Agreement, “Person” shall mean any individual, bank, corporation, partnership, limited liability company, association, joint venture or other organization, whether an incorporated or unincorporated organization, or Governmental Entity.

(b)          Each Material Contract is a valid and legally binding agreement of Company or one of its Subsidiaries, as applicable, and, to Company’s Knowledge, the counterparty or counterparties thereto, is enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception) and is in full force and effect. Company and any of its Subsidiaries has duly performed all material obligations required to be performed by it prior to the date hereof under each Material Contract, neither Company nor any of its Subsidiaries, and, to Company’s Knowledge, any counterparty or counterparties, is in material breach or violation of any provision of any Material Contract, and no event or condition exists that constitutes, or after notice or lapse of time or both, will constitute, a breach, violation or default on the part of Company or any of its Subsidiaries under any such Material Contract or provide any party thereto with the right to terminate such Material Contract. Company has provided true and complete copies of each Material Contract to Purchaser prior to the date hereof.

3.17         Environmental Matters. Except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company and its Subsidiaries, and to the Company’s Knowledge:

(a)          Company and its Subsidiaries have complied with all applicable Laws relating to: (i) the protection or restoration of the environment, health, safety or natural resources; (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance; and (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property involving any hazardous substance (“Environmental Laws”);

(b)          there are no proceedings, claims, actions, or investigations of any kind, pending or threatened in writing, by any Person, court, agency, or other Governmental Entity or any arbitral body, against Company or its Subsidiaries relating to any Environmental Law and there is no reasonable basis for any such proceeding, claim, action or investigation;

(c)          there are no agreements, orders, judgments, indemnities or decrees by or with Company or its Subsidiaries, and any Person, court, regulatory agency or other Governmental Entity, that could impose any liabilities or obligations under or in respect of any Environmental Law;

(d)          there are, and have been, no hazardous substances or other environmental conditions at any property under circumstances which could reasonably be expected to result in liability to or claims against Company or its Subsidiaries relating to any Environmental Law;

(e)          there are no reasonably anticipated future events, conditions, circumstances, practices, plans, or legal requirements that could give rise to obligations or liabilities to Company and its Subsidiaries under any Environmental Law; and

(f)          there are no agreements, orders, judgments, indemnities or decrees by or with any borrower of any Subsidiary with respect to which such Subsidiary has a security interest in real property owned by such borrower, and any Person, court, regulatory agency or other Governmental Entity, that could impose any liabilities or obligations under or in respect of any Environmental Law.

3.18         Taxes. For purposes of this Section 3.18, all references to the “Company” include the Company and any of its Subsidiaries. Except as set forth on Section 3.18 of the Company Disclosure Schedule:

(a)          The Company (i) has timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns (as defined below) required to be filed by it and all such Tax Returns are complete and accurate in all material respects and filed in accordance with applicable Law; and (ii) has timely paid all Taxes (as defined below) shown as due and payable on such Tax Returns and any other material Taxes due and payable by the Company (whether or not shown as due and payable on any Tax Returns). The Company has made available to Purchaser true and correct copies of the United States federal income Tax Returns filed by the Company for each of the three (3) most recent Tax years. The Company does not have any liability with respect to any Taxes in excess of the amounts accrued with respect thereto that are reflected in the Financial Statements other than those that have arisen in the ordinary course of business since December 31, 2024. The accruals for Taxes reflected in the Financial Statements are adequate for the periods covered thereby. There are no Liens for Taxes upon the assets of the Company other than Liens for current Taxes not yet due and payable.

(b)          The Company does not have, nor has it ever had, a permanent establishment within the meaning of any applicable Tax treaty, an office or fixed place of business or any other presence in a country other than the United States that subjects it to taxation by such country.

(c)          The Company has withheld or collected and paid over to the appropriate Governmental Entities, or is properly holding for such payment, all Taxes required by law to be withheld or collected in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, member, director, or other third-party and all IRS Forms W-2 and 1099 (and similar forms of state, local and foreign Governmental Entities) required with respect thereto have been properly completed and timely filed.

(d)          No claim has ever been made by any Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction nor, to the Company’s Knowledge, is there any factual basis for any such claim.

(e)          The Company (i) has not executed, entered into or requested to enter into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign law, nor (ii) is it subject to, or requested to be subject to, any private letter ruling of the IRS or comparable ruling of any other Governmental Entity.

(f)          The Company has not been audited by any Governmental Entity with respect to Taxes for taxable years ending on or subsequent to December 31, 2021, and, to the Company’s Knowledge, no audit, examination or other proceeding with respect to Taxes has been threatened by a Governmental Entity, and all such past audits and proceedings have been fully and irrevocably settled and satisfied without any pending, ongoing or future liability. No Governmental Entity has asserted, is now asserting, or, to the Company’s Knowledge, is threatening to assert against the Company any deficiency or claim for additional Taxes.

(g)          The Company is not a party to any Tax allocation, Tax sharing agreement, Tax indemnity obligation or similar contract or practice with respect to Taxes, nor does the Company have any liability for the Taxes of any person (other than the Company) under Section 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract, or otherwise. The Company is not the beneficiary of any Tax incentive, Tax rebate, Tax holiday or similar arrangement or agreement with any Governmental Entity.

(h)          The Company has not (i) requested or been granted an extension of time for filing any Tax Return which has not yet been filed or (ii) waived any statute of limitations in respect of Taxes which waiver remains outstanding. The Company has not consented to, or been requested to consent to, give a waiver or extension (and is not subject to a waiver or extension that has been given by, and would not be subject to a waiver or extension that has been requested from, any other Person) of time in which any Tax may be assessed or collected by any Governmental Authority, which waiver or extension remains outstanding (or would remain outstanding, if granted).

(i)          The Company does not own an interest in any (i) domestic international sales corporation, (ii) foreign sales corporation, (iii) controlled foreign corporation, or (iv) passive foreign investment company, as such terms are defined in the Code.

(j)          There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which the Company is a party that could be treated as a partnership for Tax purposes.

(k)          None of the assets of the Company are “tax exempt use property” or “tax exempt bond financed property” within the meaning of Section 168 of the Code and the Company is not party to a “long-term contract” within the meaning of Section 460 of the Code.

(l)          The Company has not distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(m)         The Company has not participated in a listed transaction within the meaning of Section 1.6011-4(b)(2) of the Treasury Regulations (or any predecessor provision) and nor has the Company been notified of, or to the Company’s Knowledge participated in, a transaction that is described as a “reportable transaction” within the meaning of Section 1.6011-4(b)(1) of the Treasury Regulations. The Company has disclosed in all of its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(n)          The Company has not claimed a Tax credit or similar offset against payroll or other Taxes pursuant to the Coronavirus Aid, Relief, and Economic Security Act of 2020, Pub. L. 116-136, as amended, the Families First Coronavirus Response Act, the Consolidated Appropriations Act, 2021, the American Rescue Plan Act of 2021, and any other federal, state, municipal, local, or other stimulus fund programs in connection with the COVID-19 pandemic (“Stimulus Program”) or claimed any deduction or other Tax benefit in a manner inconsistent with any Stimulus Program requirements or limitations. The Company has not deferred any portion of any payroll, social security, unemployment, withholding Taxes or other Taxes pursuant to any Stimulus Program.

(o)          Definitions.

(i)         “Tax” and “Taxes” means (A) all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, commercial activity, gains, gross receipts, sales, use, value added, estimated, alternative minimum, add-on minimum, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, unemployment, social security, disability, employer health, excise, severance, stamp, occupation, property, environmental, natural resources, escheat, unclaimed or abandoned property, or other taxes, custom duties, fees, assessments or charges of any kind whatsoever in the nature of a tax, together with any interest and any penalties, additions to tax or additional amounts imposed with respect to the foregoing or in respect of the failure to comply with any requirement imposed with respect to any Tax Return, whether disputed or not, imposed, assessed or collected under the authority of any Governmental Entity; and (B) any liability for the payment of amounts with respect to payments of a type described in clause (A) arising or payable by reason of contract (including any tax indemnification agreement, tax sharing agreement, tax allocation agreement or similar contract or arrangement, whether written or unwritten), assumption, transferee, successor or similar liability, operation of law (including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar legal requirement)) or otherwise.

(ii)         “Tax Return” means return, declaration, report, claim for refund, information return or other document or information (including any related or supporting schedules, statements or information and any amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

3.19         Reorganization. Company has not taken or agreed to take any action, and is not aware of any fact or circumstance, that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.20         Intellectual Property. Except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company and its Subsidiaries:

(a)          Each of Company and its Subsidiaries, to Company’s Knowledge (i) owns (beneficially and of record, where applicable), free and clear of all Liens, other than non-exclusive licenses entered into in the ordinary course of business consistent with past practice, all right, title and interest in and to its respective Owned Intellectual Property, and (ii) has valid and sufficient rights and licenses to all of the Licensed Intellectual Property. To the Company’s Knowledge, the Owned Intellectual Property is subsisting, valid and enforceable. To the Company’s Knowledge, the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property used in or necessary for the operation of the respective businesses of Company and each of its Subsidiaries as presently conducted. To Company’s Knowledge, each of Company and its Subsidiaries has sufficient rights to use all Intellectual Property used in its respective business as presently conducted.

(b)          To Company’s Knowledge, the operation by Company and each of its Subsidiaries of their respective businesses as presently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third Person, and since December 31, 2022, no Person has asserted in writing that Company or any of its Subsidiaries has materially infringed, misappropriated or otherwise violated any third Person’s Intellectual Property rights. To Company’s Knowledge, no third Person has infringed, misappropriated or otherwise violated any of Company’s or any of its Subsidiaries’ rights in the Owned Intellectual Property.

(c)          Each of Company and its Subsidiaries has taken reasonable measures to protect (i) their rights in their respective Owned Intellectual Property and (ii) the confidentiality of all Trade Secrets that are owned, used or held by Company or its Subsidiaries, and to Company’s Knowledge, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to appropriate non-disclosure agreements which have not been breached. To Company’s Knowledge, no Person has gained unauthorized access to Company’s or any of its Subsidiaries’ IT Assets.

(d)          Each of Company’s and its Subsidiaries’ respective IT Assets operate and perform in all material respects as reasonably required by Company and any of its Subsidiaries in connection with their respective businesses and have not materially malfunctioned or failed within the past two years. To Company’s Knowledge, Company and any of its Subsidiaries has implemented reasonable backup, security and disaster recovery technology and procedures consistent with industry practices. To Company’s Knowledge, Company and each of its Subsidiaries is compliant with their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees.

(e)          For purposes of this Agreement,

(i)         “Intellectual Property” means any and all: (A) trademarks, service marks, brand names, collective marks, Internet domain names, logos, symbols, trade dress, trade names, business names, corporate names, slogans, designs and other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals for the foregoing, and all goodwill associated therewith and symbolized thereby; (B) patents and patentable inventions (whether or not reduced to practice), all improvements thereto, and all invention disclosures and applications therefor, together with all divisions, continuations, continuations-in-part, revisions, renewals, extensions, reexaminations and reissues in connection therewith; (C) confidential proprietary business information, trade secrets and know-how, including processes, schematics, business and other methods, technologies, techniques, protocols, formulae, drawings, prototypes, models, designs, unpatentable discoveries and inventions (“Trade Secrets”); (D) copyrights in published and unpublished works of authorship (including databases and other compilations of information), and all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (E) other intellectual property rights.

(ii)         “IT Assets” means, with respect to any Person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other information technology equipment, and all associated documentation owned by such Person or such Person’s Subsidiaries.

(iii)         “Licensed Intellectual Property” means the Intellectual Property owned by third Persons that is used in or necessary for the operation of the respective businesses of Company or Purchaser, as the case may be, and each of its respective Subsidiaries as presently conducted.

(iv)         “Owned Intellectual Property” means Intellectual Property owned or purported to be owned by Company or Purchaser, as the case may be, or any of its respective Subsidiaries.

3.21         Properties. Company or one of its Subsidiaries (a) has good and, as to real property, marketable title to all the material properties and assets reflected in either the latest audited balance sheet or latest interim balance sheet included in the Financial Statements as being owned by Company or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice) (the “Company Owned Properties“), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due or which are contested in good faith and for which adequate reserves have been taken, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Company Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in either the Financial Statements or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with the Company Owned Properties that constitute real property, the “Company Real Property“), free and clear of all Liens of any nature whatsoever, except for Company Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Company’s Knowledge, the lessor. There are no pending or, to Company’s Knowledge, threatened (in writing) condemnation proceedings against the Company Real Property.

3.22         Insurance. Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Company reasonably has determined to be prudent and consistent with industry practice. Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and Employees of Company and its Subsidiaries, Company or its Subsidiaries thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.23         Accounting and Internal Controls.

(a)          The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the following sentence. Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Company has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) reasonably intended to ensure that material information relating to Company and its Subsidiaries is made known to its management by others within those entities.

(b)          Company’s management completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the years ended December 31, 2023 and 2024, and such assessments concluded that such controls were effective. Based on Company’s most recent evaluation prior to the date hereof, there were not: (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting or (B) any fraud, whether or not material, that involves management or other Employees who have a significant role in its internal controls over financial reporting.

(c)          Since December 31, 2021, (A) neither Company nor any of its Subsidiaries nor, to Company’s Knowledge, any director, officer, auditor, accountant or Representative of Company or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or written claim regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing Company or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by it or any of its officers or directors to its Board of Directors or any committee thereof or to any of its directors or officers.

3.24         Derivatives. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Company or for the account of a customer of Company Bank, were entered into in the ordinary course of business and in all material respects in accordance with applicable rules, regulations and policies of the applicable regulatory authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Company or Company Bank enforceable in accordance with their terms, subject to the Bankruptcy and Equity Exception, and are in full force and effect. Company and Company Bank have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Company’s Knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.25         Labor. (a) Neither Company nor any of its Subsidiaries is or since December 31, 2021, has been a party to any collective bargaining agreement, labor union contract, or trade union agreement (each a “Collective Bargaining Agreement”); (b) no employee is represented by a labor organization for purposes of collective bargaining with respect to Company or any of its Subsidiaries; (c) to the Company’s Knowledge, as of the date hereof, there are no activities or proceedings of any labor or trade union to organize any employees of Company or any of its Subsidiaries; (d) no Collective Bargaining Agreement is being negotiated by Company or any of its Subsidiaries; (e) as of the date hereof, there is no strike, lockout, slowdown, or work stoppage against Company or any of its Subsidiaries pending or, to the Company’s Knowledge , threatened, that may interfere in any material respect with the respective business activities of Company or any of its Subsidiaries; (f) to the Company’s Knowledge, there is no pending charge or complaint against Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Entity; and (g) Company and its Subsidiaries have complied, in all material respects, with all Laws regarding employment and employment practices, terms and conditions of employment and wages and hours and other Laws in respect of any reduction in force, including notice, information and consultation requirements.

3.26         Loans; Loan Matters.

(a)          Except as set forth on Section 3.26(a)(1) of the Company Disclosure Schedule, as of most recent calendar quarter end, neither Company nor any of its Subsidiaries is a party to any written or oral (i) loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), (x) the unpaid principal balance of which exceeds $150,000, and under the terms of which the obligor was 90 days or more delinquent in payment of principal or interest or (y) to the Company’s Knowledge, the unpaid principal balance of which exceeds $150,000 and which the obligor is in material default of any other provision under such Loan (for purposes of this clause (y), the failure of a borrower to deliver financial and other data on a timely basis to Company as required by the relevant loan agreement shall not be deemed a material default), or (ii) Loan with any director, executive officer or 5% or greater shareholder of Company or any of its Subsidiaries, or to the Company’s Knowledge, any Person controlling, controlled by or under common control with any of the foregoing. Section 3.26(a)(2) of the Company Disclosure Schedule sets forth (i) all of the Loans in original principal amount in excess of $150,000 of Company or any of its Subsidiaries that, as of the most recent calendar quarter end, were classified (whether regulatory or internal) as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan as of such date and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of Company and its Subsidiaries that as of most recent quarter end, were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category, (iii) each Loan for which Company or any Subsidiary has afforded any payment accommodation, forbearance, or otherwise modified or amended in accordance with the Coronavirus Aid, Relief, and Economic Security Act or otherwise as a result of the effects of COVID-19, and (iv) each asset of Company that as of the most recent calendar quarter end, was classified as “Other Real Estate Owned” and the book value thereof as of such date.

(b)          Each Loan currently outstanding (i) is evidenced by notes, agreements or other evidences of indebtedness that are, in all material respects, true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to Company’s Knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception). The notes or other credit or security documents with respect to each such outstanding Loan were in compliance with all applicable Laws at the time of origination or purchase by Company or its Subsidiaries and are complete and correct in all material respects. Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained in all material respects in accordance with the relevant notes or other credit or security documents, Company’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with the requirements under all applicable Laws.

(c)          Since December 31, 2021, Company Bank has complied in all material respects with the provisions of the Community Reinvestment Act and the rules and regulations thereunder, has a Community Reinvestment Act rating of not less than “satisfactory” in its most recently completed exam, has received no material criticism from any Regulatory Agency with respect to discriminatory lending practices, and Company has no Knowledge of any conditions, facts, or circumstances that could result in a Community Reinvestment Act rating for Company Bank of less than “satisfactory” or material criticism from any Governmental Entity or consumers with respect to discriminatory lending practices.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as Previously Disclosed, Purchaser hereby represents and warrants to Company as follows:

4.1          Corporate Organization. Purchaser is a corporation duly formed, validly existing and in good standing under the laws of the State of Ohio. Purchaser has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Purchaser is duly registered as a bank holding company under the BHC Act.

4.2          Capitalization. The authorized capital stock of Purchaser consists of 50,000,000 Purchaser Common Shares of which, as of even date herewith (the “Purchaser Capitalization Date”), 37,653,183 were issued and outstanding. As of the Purchaser Capitalization Date, no Purchaser Common Shares were authorized for issuance upon exercise of options issued pursuant to employee and director stock plans of Purchaser or a Subsidiary of Purchaser in effect as of the date of this Agreement (the “Purchaser Stock Plans”). All of the issued and outstanding Purchaser Common Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of Purchaser may vote (“Purchaser Voting Debt”) is issued or outstanding. As of the Purchaser Capitalization Date, except pursuant to this Agreement and the Purchaser Stock Plans, Purchaser does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any Purchaser Common Shares, Purchaser Voting Debt or any other equity securities of Purchaser or any securities representing the right to purchase or otherwise receive any Purchaser Common Shares or Purchaser Voting Debt or other equity securities of Purchaser. The Purchaser Common Shares to be issued pursuant to the Merger have been reserved for issuance, and when issued, will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights.

4.3          Authority; No Violation.

(a)          Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to the receipt of the Regulatory Approvals and the Purchaser Shareholder Approvals. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly, and unanimously adopted and approved by the Board of Directors of Purchaser to the extent required by applicable Law. The Board of Directors of Purchaser has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Purchaser and its shareholders and has directed that this Agreement and the transactions contemplated hereby, including the issuance of shares of Purchaser Common Shares as merger consideration, be submitted to Purchasers shareholders for approval and adoption at a duly held Purchaser Shareholders’ Meeting and has adopted a resolution to the foregoing effect. Except for (i) the approval and adoption of this Agreement and the transactions contemplated hereby by the affirmative vote of at least two-thirds of all the votes entitled to be cast by holders of Purchaser Common Shares at the Purchaser Shareholders’ Meeting, (ii) the approval of the Articles Amendment by the affirmative vote of at least two-thirds of all the votes entitled to be cast by holders of Purchaser Common Shares at the Purchaser Shareholders’ Meeting, and (iii) the approval and adoption of the Bank Merger Agreement and the Bank Merger by Purchaser in its capacity as the sole shareholder of Purchaser Bank, no other corporate proceedings on the part of Purchaser are necessary to approve this Agreement, or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by Company) constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(b)          The execution and delivery of this Agreement by Purchaser, the consummation by Purchaser of the transactions contemplated hereby, and compliance by Purchaser with any of the terms or provisions of this Agreement, will not (i) violate any provision of the articles of incorporation or code of regulations of Purchaser (assuming, with respect to the latter two of the foregoing representations, that this Agreement is properly approved and adopted by the shareholders of Purchaser at the Purchaser Shareholders’ Meeting), or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any other Law, judgment, order, injunction or decree applicable to Purchaser, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Purchaser or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii), any such violation, conflict, breach, default, termination, cancellation, acceleration or creation as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Purchaser.

4.4          Consents and Approvals. Except for (a) the Regulatory Approvals, (b) the Purchaser Shareholder Approvals, (c) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form S-4, (d) the filing of the Certificate of Merger with the Ohio Secretary of State, and (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the Purchaser Common Shares pursuant to this Agreement and (f) approval of listing of such Purchaser Common Shares on the Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Purchaser of this Agreement or with the consummation by Purchaser of the Merger or by Purchaser Bank of the Bank Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Purchaser of this Agreement.

4.5          Reports.

(a)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, Purchaser and each of its Subsidiaries have timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2021 with any Regulatory Agencies and each other applicable Governmental Entity, and all other reports and statements required to be filed by them since December 31, 2021, including any report or statement required to be filed pursuant to any applicable Laws, and all such reports, registration statements, proxy statements, other materials and amendments have complied in all material respects with all legal requirements relating thereto, and have paid all fees and assessments due and payable in connection therewith.

(b)          An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Purchaser pursuant to the Securities Act or the Exchange Act (the “Purchaser SEC Reports”) since December 31, 2021 is publicly available. All Purchaser SEC Reports, at the time of filing, complied, and all Purchaser SEC Reports required to be filed prior to the Effective Time will comply, in all material respects with applicable Law and included and will include all exhibits required to be filed under applicable Law. None of such documents, when filed or as amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Purchaser’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

4.6          Financial Statements.

(a)          The financial statements of Purchaser and its Subsidiaries included (or incorporated by reference) in the Purchaser SEC Reports (including the related notes, where applicable) have been prepared in accordance with GAAP during the periods involved (except as may be indicated in the notes thereto and for normal year-end adjustments) and present fairly, in all material respects, the consolidated financial condition, earnings and cash flows of Purchaser and its consolidated Subsidiaries for the periods then ended. As of the date hereof, the books and records of Purchaser and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Crowe LLP has not resigned (or informed Purchaser that indicated it intends to resign) or been dismissed as independent public accountants of Purchaser as a result of or in connection with any disagreements with Purchaser on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)          Neither Purchaser nor any of its Subsidiaries has incurred any material liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of Purchaser included in its Quarterly Report on Form 10-Q for the most recent fiscal quarter (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since the most recent fiscal quarter end or (iii) in connection with this Agreement and the transactions contemplated hereby.

4.7          Broker’s Fees. Neither Purchaser nor any of its Subsidiaries nor any of their respective officers or directors have employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than to Janney Montgomery Scott LLC.

4.8          Compliance with Applicable Law. Purchaser and each of its Subsidiaries hold, and have at all times since December 31, 2022 held, all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable Law (and have paid all fees and assessments due and payable in connection therewith), except where the failure to hold such license, franchise, permit or authorization or to pay such fees or assessments has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Purchaser and, to Purchaser’s Knowledge, no suspension or cancellation of any such necessary license, franchise, permit or authorization has, prior to the date hereof, been threatened in writing. Purchaser and each of its Subsidiaries have complied in all material respects with, and are not in default or violation in any material respect of, any applicable Law relating to Purchaser or any of its Subsidiaries.

4.9          Legal Proceedings.

(a)          Except for litigation in the ordinary course of business, and as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Purchaser, none of Purchaser or any of its Subsidiaries is a party to any, and there are no pending or, to Purchaser’s Knowledge, threatened, legal, administrative, arbitral or other suits, actions, investigations, claims, proceedings or reviews of any nature against Purchaser or any of its Subsidiaries, and Purchaser is not aware of any basis for any such suits, actions, investigations, claims, proceeding or reviews.

(b)          There is no injunction, order, award, judgment, settlement, decree, or regulatory restriction (other than those of general application that apply to similarly situated banks or their Subsidiaries) imposed upon Purchaser or any of its Subsidiaries that is or could reasonably be expected to be material to Purchaser or any of its Subsidiaries.

(c)          Neither Purchaser nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2021, a recipient of any supervisory letter from, or since December 31, 2021, has adopted any policies, procedures or board resolutions at the request or suggestion of any Governmental Entity that currently (x) restricts the conduct of its business, or (y) relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated financial holding companies or their Subsidiaries, nor has Purchaser or any of its Subsidiaries been advised in writing since December 31, 2021 by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such regulatory action or agreement.

(d)          There is no suit, action, investigation, claim, proceeding or review pending, or to Purchaser’s Knowledge, threatened against or affecting it or any of its Subsidiaries (and it is not aware of any basis for any such suit, action, investigation, claim, proceeding or review) that, individually or in the aggregate, is reasonably likely to materially prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement.

4.10         Absence of Changes. Since December 31, 2024, (a) Purchaser and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business and (b) no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser.

4.11         Taxes. Each of Purchaser and its Subsidiaries (i) has timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to be filed by it and all such Tax Returns are complete and accurate in all material respects and filed in accordance with applicable Law; and (ii) has timely paid all Taxes shown as due and payable on such Tax Returns and any other material Taxes due and payable by it (whether or not shown as due and payable on any Tax Returns). There are no Liens for Taxes upon the assets of Purchaser or its Subsidiaries other than Liens for current Taxes not yet due and payable.

4.12         Approvals. As of the date of this Agreement, Purchaser knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a reasonably timely basis.

4.13         Reorganization. Purchaser has not taken or agreed to take any action, and is not aware of any fact or circumstance, that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.14         Intellectual Property. Except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Purchaser and its Subsidiaries:

(a)          Each of Purchaser and its Subsidiaries, to Purchaser’s Knowledge (i) owns (beneficially, and of record where applicable), free and clear of all Liens, other than non-exclusive licenses entered into in the ordinary course of business consistent with past practice, all right, title and interest in and to its respective Owned Intellectual Property, and (ii) has valid and sufficient rights and licenses to all of the Licensed Intellectual Property. To Purchaser’s Knowledge, the Owned Intellectual Property is subsisting, valid and enforceable. To Purchaser’s Knowledge, the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property used in or necessary for the operation of the respective businesses of Purchaser and each of its Subsidiaries as presently conducted. To Purchaser’s Knowledge, each of Purchaser and its Subsidiaries has sufficient rights to use all Intellectual Property used in its respective business as presently conducted.

(b)          To Purchaser’s Knowledge, the operation of Purchaser and each of its Subsidiaries’ respective businesses as presently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third Person, and since December 31, 2022, no Person has asserted in writing that Purchaser or any of its Subsidiaries has materially infringed, misappropriated or otherwise violated any third Person’s Intellectual Property rights. To Purchaser’s Knowledge, no third Person has infringed, misappropriated or otherwise violated any of Purchaser’s or any of its Subsidiary’s rights in the Owned Intellectual Property.

(c)          Purchaser and each of its Subsidiaries has taken reasonable measures to protect (i) their rights in their respective Owned Intellectual Property and (ii) the confidentiality of all Trade Secrets that are owned, used or held by Purchaser or any of its Subsidiaries, and to Purchaser’s Knowledge, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to appropriate non-disclosure agreements which have not been breached. To Purchaser’s Knowledge, no Person has gained unauthorized access to Purchaser’s or its Subsidiaries’ IT Assets.

(d)          Purchaser’s and each of its Subsidiaries’ respective IT Assets operate and perform in all material respects as reasonably required by Purchaser and each of its Subsidiaries in connection with their respective businesses and have not materially malfunctioned or failed within the past two years. To Purchaser’s Knowledge, Purchaser and each of its Subsidiaries has implemented reasonable backup, security and disaster recovery technology and procedures consistent with industry practices. To Purchaser’s Knowledge, Purchaser and each of its Subsidiaries is compliant with their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees.

4.15         Properties. Either Purchaser or one of its Subsidiaries (a) has good and, as to real property, marketable title to all the material properties and assets reflected in either the latest audited balance sheet or latest interim balance sheet included in the Financial Statements as being owned by either Purchaser or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice) (the “Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due or which are being contested in good faith for which adequate reserves have been taken, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in either the Financial Statements or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with the Owned Properties that constitute real property, the “Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Purchaser’s Knowledge, the lessor. There are no pending or, to Purchaser’s Knowledge, threatened (in writing) condemnation proceedings against the Real Property.

4.16         Insurance. Purchaser and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Purchaser reasonably has determined to be prudent and consistent with industry practice. Purchaser and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Purchaser and its Subsidiaries, Purchaser or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

4.17         Accounting and Internal Controls.

(a)          The records, systems, controls, data and information of Purchaser and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Purchaser or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the following sentence. Purchaser and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Purchaser has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to Purchaser and its Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to allow it to make certifications that would be required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, if applicable.

(b)          Purchaser’s management completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the years ended December 31, 2023 and 2024, and such assessments concluded that such controls were effective. Purchaser has previously disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of its Board of Directors, and has described in Section 4.17(b) of the Purchaser Disclosure Schedule: (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

(c)          Since December 31, 2022, (i) none of Purchaser or any of its Subsidiaries or, to Purchaser’s Knowledge, any director, officer, auditor, accountant or representative of Purchaser or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or written claim regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Purchaser or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Purchaser or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Purchaser or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by it or any of its officers or directors to its Board of Directors or any committee thereof or to any of its directors or officers.

4.18         Ownership of Company Common Shares. As of the date hereof, neither Purchaser nor any of its affiliates (a) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any Company Common Shares, (b) is now, or at any time within the last three years has been, an “interested shareholder”, as such term is defined in Section 1704.01 of the OGCL, or (c) is a “Controlling Person” as such term is defined in Article TENTH of the Company Articles.

4.19         Community Reinvestment Act. Since December 31, 2021, Purchaser Bank has complied in all material respects with the provisions of the Community Reinvestment Act and the rules and regulations thereunder, has a Community Reinvestment Act rating of not less than “satisfactory” in its most recently completed exam, and has received no material criticism from any Regulatory Agency with respect to discriminatory lending practices. Purchaser has no Knowledge of any conditions, facts, or circumstances that could result in a Community Reinvestment Act rating for Purchaser Bank of less than “satisfactory” or material criticism from any Governmental Entity or consumers with respect to discriminatory lending practices.

4.20         Opinion. The Board of Directors of Purchaser has received the opinion of Janney Montgomery Scott LLC to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Purchaser Common Shares.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1          Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, (a) each of Company and Purchaser shall, and shall cause each of its respective Subsidiaries to, (i) conduct its business in the ordinary course consistent with past practice in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, and (b) each of Company and Purchaser shall, and shall cause each of its respective Subsidiaries to, take no action that is intended to or would reasonably be expected to adversely affect or materially impede or delay the ability of either Company or Purchaser to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

5.2          Company Forbearances. Except as otherwise specifically permitted or required by this Agreement, during the period from the date of this Agreement to the Effective Time or termination of this Agreement in accordance with the terms hereof, Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)          (i) Issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional common shares or other equity interest, Voting Debt or Equity Rights, or (ii) grant, award or issue any Company stock options, restricted units, performance stock units, stock appreciation rights, restricted stock, awards based on the value of Company’s capital stock, or other equity-based awards with respect to shares of the Company Common Shares under any of the Company Benefit Plans or the Company Stock Plans, or otherwise, except in the case of clause (i) hereof only, for issuances of Company Common Shares with respect to the regular vesting of plan share awards under the Company Stock Plans which are outstanding as of the Company Capitalization Date and in the case of clause (ii) hereof, as set forth in Section 1.5(a) or as set forth on Section 5.2(a) of the Company Disclosure Schedule;

(b)          Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its capital stock, other than: (y) regular quarterly dividends not exceeding $0.21 per Company Common Share on such dates generally consistent with recent past practice, provided, however, that Company cannot declare, pay or set aside a dividend for any quarter if the record date for such dividend would result in the holders of Company Common Shares being entitled to receive a dividend from both Company and Purchaser for the same quarter with respect to the same Company Common Shares that are converted to Purchaser Common Shares; and (z) dividends from Company Bank;

(c)          Directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, except that Company may redeem, purchase, withhold or otherwise acquire Company Common Shares as payment for withholding taxes in connection with the vesting of Company Restricted Shares;

(d)          Amend the terms of, waive any rights under, terminate, knowingly violate the terms of, or enter into, (i) any contract or other binding obligation other than in the ordinary course of business consistent with past practice, (ii) any contract or other binding obligation that cannot be canceled without penalty, or (iii) any contract or other binding obligation of the sort specified in Section 3.16(a)(iv), (vi), (vii), (viii), (ix), (x), (xiii) or (xiv);

(e)          Except as set forth in Section 5.2(e) of the Company Disclosure Schedule, sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except any sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments, or other dispositions or discontinuances in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole;

(f)          Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity, except for the purchase of Loans in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole;

(g)          Amend the Company Articles or the Company Regulations, or similar governing documents of any of its Subsidiaries;

(h)          Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements or any Regulatory Agency responsible for regulating Company or its Subsidiaries;

(i)          Except as required under applicable Law or the terms of any Company Benefit Plan existing as of the date hereof, (i) increase in any manner the compensation, severance or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of Company or its Subsidiaries (collectively, “Employees”), other than increases in base salary to Employees in the ordinary course consistent with past practice, which shall not exceed 3.0% in the aggregate or 5.0% for any individual Employees (in each case, on an annualized basis), (ii) except as set forth on Section 5.2(i) of the Company Disclosure Schedule, pay or award, or commit to pay or award, any bonuses or incentive compensation, (iii) become a party to, establish, amend, alter prior interpretations of, commence participation in, terminate or commit itself to the adoption of any Company Plan or any stock option plan or other stock-based compensation plan, compensation, severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Employee (or newly hired Employee), except for standard offer letters for employee new hires with target total compensation (base salary, target cash incentive, and target equity) less than $100,000, (iv) except as set forth on Section 5.2(i) of the Company Disclosure Schedule, accelerate the vesting or lapsing of restrictions with respect to any stock-based incentive compensation, other than as expressly contemplated by the provisions of Section 1.5(a) and subsections (a) and (c) of Section 6.5, (v) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, (vi) change any actuarial assumptions used to calculate funding obligations with respect to any Company Benefit Plan or change the manner in which contributions to such Company Benefit Plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Law, or (vii) hire any Employee who would have annual target total compensation (base salary, target cash incentive and target equity) of $100,000 or more;

(j)          (i) Take, or omit to take, any action that would, or could reasonably be expected to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or (ii) except as may be required by applicable Law imposed by any Governmental Entity, (A) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, or (B) take, or knowingly fail to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(k)          Incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice;

(l)          Enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by Law or requested by a Regulatory Agency;

(m)        Other than in consultation with Purchaser, make any material change to (i) its investment securities portfolio, derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or (ii) the manner in which the portfolio is classified or reported, except as required by Law or requested by a Regulatory Agency;

(n)          Settle any action, suit, claim or proceeding against it, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $50,000 individually or $100,000 in the aggregate for all such actions, suits, claims, and that would not (i) impose any restriction on the business of it or its Subsidiaries or (ii) create precedent for claims that is reasonably likely to be material to it or its Subsidiaries;

(o)          Make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

(p)          Make or incur any capital expenditure in excess of $50,000 individually or $200,000 in the aggregate, except for Previously Disclosed binding commitments existing on the date hereof, provided that Purchaser shall grant to deny its consent to emergency repairs or replacements necessary to prevent substantial deterioration of the condition of the property within twenty-four (24) hours of its receipt of a written request from Company;

(q)          Issue any communication of a general nature to its Employees or customers without the prior approval of Purchaser (which will not be unreasonably delayed or withheld), except for communications that do not relate to the Merger or other transactions contemplated hereby;

(r)          (i) fail to prepare or file or cause to be prepared or filed in a timely manner all income and other material Tax Returns that are required to be filed (with extensions) before the Effective Time; (ii) fail to timely pay any income or other material Tax due (whether or not required to be shown on any such Tax Returns); or (iii) make, change or revoke any material Tax election or Tax accounting method, file any amended Tax Return, settle any Tax claim or assessment or consent to the extension or waiver of any statute of limitations with respect to Taxes (or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund of Taxes;

(s)          Except for Loans, legally binding commitments for Loans, or amendments or modifications to Loans that have previously been approved by Company prior to the date of this Agreement, (i) make or acquire any Loan or issue a commitment (or extend an existing commitment) for any Loan, in each case to a borrower that would result in total credit exposure to the applicable borrower (and its affiliates) in excess of $7,000,000, (ii) renew an existing commitment for any Loan or amendment or modify in any material respect any existing loan having a risk rating of five (5) or better with total credit exposure of $10,000,000, (iii) amend or modify in any material respect any existing Loan rated “special mention” or below by Company with total credit exposure in excess of $1,500,000, or (iv) except with respect to any such actions that have previously been approved by Company prior to the date of this Agreement, modify or amend any Loan in a manner that would result in any principal forgiveness, or effect any uncompensated release of collateral at a value below the fair market value thereof as determined by Company, in each case in excess of $1,000,000; provided, however, that for purposes of this Section 5.2(s), ACH transactions shall not be included in the calculation of total credit exposure; provided, further, that consent shall be deemed received unless Purchaser shall object thereto in writing within two (2) business days after receipt of written notice from Company;

(t)          Agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.2.

5.3          Purchaser Forbearances. Except as expressly permitted by this Agreement or with the prior written consent of Company (which shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time or the termination of this Agreement in accordance with the terms hereof, Purchaser shall not, and shall not permit any of its Subsidiaries to:

(a)          Take, or omit to take, any action that would, or could reasonably be expected to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or, except as may be required by applicable Law imposed by any Governmental Entity;

(b)          Take, or knowingly fail to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(c)          Adopt or publicly propose a plan of complete or partial liquidation or dissolution;

(d)          Prior to the receipt of all Requisite Regulatory Approvals, enter into any agreement with respect to or consummate, any merger or business combination, or any acquisition of any other Person; or

(e)          Agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1          Regulatory Matters.

(a)          Promptly after the date of this Agreement, Purchaser and Company shall cooperate with each other to prepare or cause to be prepared the Proxy Statement and Form S-4 in which the Proxy Statement will be included as a prospectus. Purchaser shall use its commercially reasonable efforts to file the Form S-4 within forty-five (45) days of the date herewith and have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Company and Purchaser shall thereafter mail or deliver the Proxy Statement to their respective shareholders. Purchaser shall also use its commercially reasonable efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Company shall furnish all information concerning Company and the holders of Company Common Shares as may be reasonably requested in connection with any such action.

(b)          Promptly after the date of this Agreement, the parties shall cooperate with each other and use their respective commercially reasonable efforts to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. Purchaser will prepare or cause to be prepared and use commercially reasonable efforts to file within forty-five (45) days of the date of this Agreement all applications, requests, or notices with the Federal Reserve and ODFI necessary for the consummation of the Merger. Purchaser Bank will prepare or cause to be prepared and use commercially reasonable efforts to file within forty-five (45) days of the date herewith an Interagency Bank Merger Act Application, or such other application as deemed acceptable or appropriate by the OCC, with the OCC, FDIC and ODFI. Each of Company and Purchaser shall have the right to review in advance, subject to applicable Laws, all of the information relating to Company or Purchaser, as the case may be, and its respective Subsidiaries, that appear in any filing or written response to a filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement, and each of Company and Purchaser shall, to the extent practicable consult with each other on all the information relating to it or its respective Subsidiaries that appear in any such filing or written materials. In exercising the foregoing, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences. Notwithstanding anything contained herein to the contrary, in no event shall the foregoing or any other provision of this Agreement require Purchaser or Company to take or commit to take any actions in connection with obtaining such consents, approvals and authorizations, or agree to or suffer any condition or restriction on Purchaser, Company or the Surviving Corporation in connection therewith, that would or could reasonably be expected to have a Material Adverse Effect (measured on a scale relative to Company) on Purchaser or Company.

(c)          Each of Purchaser and Company shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Purchaser, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. Each of Purchaser and Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Company Shareholders’ Meeting and the Purchaser Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each of Purchaser and Company further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Form S-4 or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact required to be stated therein or necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Form S-4 or the Proxy Statement.

(d)          Each of Purchaser and Company shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed.

6.2          Access to Information.

(a)          Upon reasonable notice and subject to applicable Laws, Company shall, and shall cause Company Bank to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of Purchaser, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, Company shall, and shall cause Company Bank to, make available to Purchaser (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities Laws or federal or state banking or insurance Laws (other than reports or documents that Company is not permitted to disclose under applicable Law); and (ii) all other information concerning its business, properties and personnel as Purchaser may reasonably request, including periodic updates of the information provided in Section 3.26. Upon the reasonable request of Company, Purchaser shall furnish such reasonable information about it and its business as is relevant to Company and its shareholders in connection with the transactions contemplated by this Agreement. Neither Company nor Purchaser, nor any of their Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any Law, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)          All nonpublic information and materials provided pursuant to this Agreement shall be subject to the provisions of the confidentiality obligations reflected by the letter of intent entered into between Purchaser and Company dated as of August 12, 2025 (the “LOI”), and the confidentiality agreement entered into between Purchaser and Company dated May 12, 2025 (collectively, the “Confidentiality Agreement”).

(c)          No investigation by a party hereto or its representatives shall affect or be deemed to modify or waive any representations, warranties or covenants of the other party set forth in this Agreement.

6.3          Shareholder Approvals

(a)          The Board of Directors of Company has resolved to recommend to Company’s shareholders that they approve this Agreement and will submit to its shareholders this Agreement and any other matters required to be approved by its shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, Company will take, in accordance with applicable Law and the Company Articles and the Company Regulations, all action necessary to convene a meeting of its shareholders (“Company Shareholders’ Meeting’”), to be held as promptly as practicable after Purchaser has obtained the SEC’s declaration of effectiveness of the Form S-4, to consider and vote upon approval and adoption of this Agreement and the transactions contemplated hereby. Company agrees that its obligations pursuant to this Section 6.3 shall not be affected by the commencement, public proposal, public disclosure or communication to Company of any Acquisition Proposal or Change in the Company Recommendation. Subject to the provisions of Section 6.7, Company shall, through its Board of Directors, recommend to its shareholders the approval and adoption of this Agreement (the “Company Recommendation”), and shall use all commercially reasonable efforts to obtain from its shareholders the requisite affirmative vote to approve this Agreement (the “Company Shareholder Approval”), including, if necessary, adjourning the Company Shareholders’ Meeting if there are insufficient votes to approve this Agreement to allow additional time to attain the Company Shareholder Approval. Notwithstanding any Change in the Company Recommendation, this Agreement shall be submitted to the shareholders of Company at the Company Shareholders’ Meeting for the purpose of obtaining the Company Shareholder Approval and nothing contained herein shall be deemed to relieve Company of such obligation so long as Purchaser has obtained the SEC’s declaration of effectiveness of the Form S-4; provided, however, that if the Board of Directors of Company shall have effected a Change in the Company Recommendation permitted hereunder, then the Board of Directors of Company shall submit this Agreement to Company’s shareholders without the recommendation of this Agreement, in which event the Board of Directors of Company may communicate the basis for its lack of a recommendation to Company’s shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by applicable Law; provided that, for the avoidance of doubt, Company may not take any action under this sentence unless it has complied with the provisions of Section 6.7.  In addition to the foregoing, except as provided in Section 6.7, neither Company nor its Board of Directors of Company shall recommend to its shareholders or submit to the vote of its shareholders any Acquisition Proposal other than the Merger. Except as set forth in Section 6.7, neither the Board of Directors of Company nor any committee thereof shall withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Purchaser, the Company Recommendation or take any action, or make any public statement, filing or release inconsistent with the Company Recommendation (any of the foregoing being a “Change in the Company Recommendation”).

(b)          The Board of Directors of Purchaser has resolved to recommend to Purchaser’s shareholders that they approve proposals to (i) amend Purchaser’s articles of incorporation, as amended, to increase the authorized capital stock of Purchaser to consist of 75,000,000 Purchaser Common Shares (“Articles Amendment”), and (ii) approve and adopt of this Agreement and the transactions contemplated hereby, including the issuance of shares of Purchaser Common Shares as Merger Consideration in accordance with this Agreement. In furtherance of these obligations, Purchaser will take, in accordance with applicable Law and its governing documents, all action necessary to convene a meeting of its shareholders (“Purchaser Shareholders’ Meeting’”), to be held as promptly as practicable after Purchaser has obtained the SEC’s declaration of effectiveness of the Form S-4, to consider and vote upon proposals to approve the Articles Amendment and to approve and adopt this Agreement and the transactions contemplated hereby, including the issuance of shares of Purchaser Common Shares as Merger Consideration and, if so desired, other matters of the type customarily brought before an annual or special meeting of shareholders to approve a merger agreement or the issuance of shares contemplated thereby. Purchaser shall, through its Board of Directors, recommend to its shareholders the approval and adoption of the Articles Amendment and the approval and adoption of this Agreement and the transactions contemplated by this Agreement, including the issuance of shares of Purchaser Common Shares as Merger Consideration, and shall use all commercially reasonable efforts to obtain from its shareholders the requisite affirmative vote for such approvals (the “Purchaser Shareholder Approvals”).

6.4          Nasdaq Listing; Authorization and Reservation of Purchaser Common Shares.

(a)          Purchaser shall cause the Purchaser Common Shares to be issued in the Merger to have been authorized for listing on the Nasdaq, subject to official notice of issuance prior to the Effective Time.

(b)          As soon as practicable following the receipt of the Purchaser Shareholder Approvals, Purchaser shall take all actions necessary to file the Articles of Amendment with the Secretary of State of the State of Ohio and cause a sufficient number of Purchaser Common Shares to be authorized and available for issuance to fulfill its obligations under this Agreement, including payment of the Merger Consideration. Purchaser agrees at all times from the date in which the Articles of Amendment become effective until the Effective Time to reserve a sufficient number of Purchaser Common Shares to fulfill its obligations under this Agreement, including payment of the Merger Consideration.

6.5          Employee Matters.

(a)          At or prior to the Effective Time, Purchaser shall take all reasonable action so that employees of Company and its Subsidiaries shall be entitled to participate in each benefit plan of Purchaser or its Subsidiaries of general applicability with the exception of any plan frozen to new participants (collectively, the “Purchaser Eligible Plans”) to the same extent as similarly situated employees of Purchaser and its Subsidiaries, it being understood that inclusion of the employees of Company and its Subsidiaries in the Purchaser Eligible Plans may occur at different times with respect to different plans; provided that coverage shall be continued under corresponding Company Benefit Plans until such employees are permitted to participate in the Purchaser Eligible Plans; provided further, that nothing contained in this Agreement shall require Purchaser or any of its Subsidiaries to make any grants to any former employee of Company or any of its Subsidiaries under any discretionary equity compensation plan of Purchaser or to provide the same level of (or any) employer contributions or other benefit subsidies as Company or its Subsidiaries. Purchaser shall cause each Purchaser Eligible Plan in which employees of Company and its Subsidiaries are eligible to participate, to recognize, for purposes of determining eligibility to participate in, and vesting of, benefits under the Purchaser Eligible Plans, the service of such employees with Company and its Subsidiaries to the same extent as such service was credited for such purpose by Company or its Subsidiaries, and, solely for purposes of Purchaser’s vacation, paid time off, and severance programs, for purposes of determining the benefit amount under Purchaser’s programs; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Except for the commitment to continue those Company Benefit Plans that correspond to Purchaser Eligible Plans until employees of Company and its Subsidiaries are included in such Purchaser Eligible Plans, and subject to subsections (c) and (h) of this Section 6.5, nothing in this Agreement shall limit the ability of Purchaser to amend or terminate any of the Company Benefit Plans in accordance with and to the extent permitted by their terms at any time permitted by such terms.

(b)          The Company shall pay on the last business day preceding the Closing Date all payments related to the change in control and other agreements set forth on Section 6.5(b) of the Company Disclosure Schedule to the extent permissible under applicable law. Each such payment shall be conditioned on the recipient providing the Company with a complete release to the Company’s and Purchaser’s reasonable satisfaction in exchange for receiving the change in control payment. Section 6.5(b) to the Company Disclosure Schedule sets forth the approximate value of the payments to be made under the relevant agreements. At and following the Effective Time, and except as otherwise provided in Sections 6.5(d) and 6.5(e), Purchaser shall honor, and the Surviving Company shall continue to be obligated to perform, in accordance with their terms, all contractual rights of current and former employees and directors of Company and Company Bank existing as of the Effective Date under any written agreement with such individual that is not included on Section 6.5(b) of the Company Disclosure Schedules.

(c)          At such time as employees of Company and its Subsidiaries become eligible to participate in a medical, dental, health, or life insurance plan of Purchaser or its Subsidiaries, Purchaser shall, to the extent reasonably practicable and available from its insurers, cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health, dental plans, or life insurance of Purchaser, and (ii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such employee or dependent on or after the Effective Time to the extent such employee or dependent had satisfied any similar limitation or requirement under an analogous Company Benefit Plan prior to the Effective Time.

(d)          Company or Company Bank, as the case may be, shall adopt such resolutions of its Board of Directors and take such other action as Purchaser may reasonably request to cause The Middlefield Banking Co. 401(k) Plan (the “Company 401(k) Plan”) to be (i) amended immediately prior to the Effective Time, if and to the extent necessary, to update the Company 401(k) Plan to comply with all changes in the Law and any plan qualification requirements applicable to the Company 401(k) Plan at such time, and (ii) terminated on the business day immediately prior to the Effective Time (the “Plan Termination Date”) and the accounts of all participants and beneficiaries in the Company 401(k) Plan as of the Plan Termination Date to become fully vested as of the Plan Termination Date Prior to the Effective Time, the Company or Company Bank must make all contributions to the Company 401(k) Plan for all periods of service prior to the Effective Time. As soon as practicable after the Effective Time, the account balances in the Company 401(k) Plan shall be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. After the Effective Time, the Surviving Company shall take all other actions necessary to complete the termination of the Company 401(k) Plan, including filing a final Form 5500. Purchaser agrees, to the extent permitted by applicable Law, to permit Company 401(k) Plan participants who become employees of Purchaser and its Subsidiaries to roll over their account balances in the Company 401(k) Plan and loans from the Company 401(k) Plan to Purchaser’s 401(k) Plan. Notwithstanding anything in Section 6.5(b) to the contrary, employees of Company or its Subsidiaries who continue in employment with the Surviving Company following the Effective Time shall be eligible as of the Effective Time to participate in the Purchaser’s 401(k) Plan.

(e)          Company shall, at the written request of Purchaser provided no later than thirty (30) days prior to the Closing Date, freeze or terminate, effective as of no later than the day immediately preceding the Effective Time, each Company Benefit Plan as is requested by Purchaser. Company shall provide Purchaser with evidence that such Company Benefit Plans have been frozen or terminated (effective as of no later than the day immediately preceding the Effective Time) pursuant to resolutions of its Board of Directors or the board of directors of Company Bank, as the case may be. Prior to the Effective Time, Company shall take appropriate action, acceptable to Purchaser, with regard to any plan defect described on Section 3.11(c) of the Company Disclosure Schedule.

(f)          Without limiting the generality of Section 9.10, the provisions of this Section 6.5 are solely for the benefit of the parties to this Agreement, and no Employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement, except for certain Company employees under Section 6.5(g). In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Purchaser, Company or any of their respective affiliates; (ii) alter or limit the ability of Purchaser or any of its Subsidiaries to amend, modify or terminate any Company Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date, subject to subsections (a), (b), (d), and (g) of this Section 6.5; or (iii) to confer upon any Employee any right to employment or continued employment or continued service with Purchaser or any of its Subsidiaries or constitute or create an employment or other agreement with any employee, director, or service provider.

(g)          Any employee of Company or its Subsidiaries who is not subject to a written employment, separation, or change in control agreement and whose employment is terminated without cause at or within six months following the Effective Time, whether because such employee’s position is eliminated or such employee is not offered compensation at a salary or base compensation rate substantially similar to the salary or base compensation rate paid by Company and its Subsidiaries as of the date of the LOI or Purchaser Bank requires the employee to accept a primary physical place of employment that is more than 25 miles from such employee’s primary place of employment as of the Closing Date (a “Covered Employee”), will be entitled to receive: (i) a severance payment in an amount equal to two weeks of such employee’s current base pay for each full year of such employee’s service with Company, subject to a minimum benefit of four weeks’ pay and a maximum benefit of 26 weeks’ pay, (ii) payment for the amount of such Covered Employee’s accrued but unused paid time off as of the date of termination of employment, and (iii) if such Covered Employee was a participant in Purchaser’s annual incentive program, a pro-rated bonus in accordance with such program. This severance payment, if applicable, will be paid by Purchaser in lieu of participation by a Covered Employee in Purchaser’s severance plan as in effect from time to time after the Effective Time. For the purposes of determining the level of severance benefits hereunder, each Covered Employee shall be credited for service with Company only as provided in this Section 6.5(h).

(h)          Following the Effective Time, Purchaser Bank shall credit each Employee of Company Bank who becomes an employee of Purchaser Bank in connection with the transactions contemplated by this Agreement, including the Bank Merger, with an amount of annual paid time off at a level equal to such Employee’s accrued but unused annual paid time off (not including any paid time off that was rolled over from a prior calendar year) at Company Bank immediately prior to the Effective Time, subject to a maximum of 26 days (“Carryover PTO”). For any Employee who has, immediately prior to the Effective Time, accrued but unused paid time off that was accrued in calendar year 2025 (“Excess PTO”), Farmers will pay such Employee an amount equal to 50% of the number of days of Excess PTO times such Employee’s base or hourly rate.

(i)          To the extent that any material errors related to the Company Benefit Plans are discovered prior to the Effective Time, the Company will take the necessary steps, in consultation with Purchaser, to correct any such errors, to the extent legally and administratively feasible, prior to the Effective Time.

6.6          Indemnification; Directors’ and Officers’ Insurance.

(a)          From and after the Effective Time, the Surviving Company shall indemnify and hold harmless, to the full extent provided under the Company Articles and the Company Regulations, to the extent permitted under applicable Law, including specifically 12 C.F.R. Part 359, each present and former director and officer of Company and its Subsidiaries as of the Effective Time (in each case, when acting in such capacity) (each, an “Indemnified Party”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted before or after the Effective Time, including the transactions contemplated by this Agreement; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification. Without limiting the indemnification and other rights provided in this clause (a), all rights to indemnification and all limitations on liability existing in favor of the Indemnified Parties as provided in any indemnification agreement with the Company in existence on the date of this Agreement and set forth on Section 6.8 of the Company Disclosure Schedule shall survive the Merger and shall continue in full force and effect to the fullest extent permitted by law, and shall be honored by the Surviving Entity and its Subsidiaries or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto.

(b)          Subject to the following sentence, for a period of six years following the Effective Time, Purchaser will use its commercially reasonable efforts to provide directors’ and officers’ liability insurance that serves to reimburse the present and former officers and directors of Company or any of its Subsidiaries as of the Effective Time with respect to claims against such directors and officers arising from facts or events occurring at or before the Effective Time (including the transactions contemplated by this Agreement), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party as that coverage currently provided by Company. Prior to the Effective Time Purchaser shall purchase a tail policy for directors’ and officers’ liability insurance to provide directors’ and officers’ liability insurance that serves to reimburse the present and former officers and directors of Company or any of its Subsidiaries as of the Effective Time with respect to claims against such directors and officers arising from facts or events occurring at or before the Effective Time (including the transactions contemplated by this Agreement), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party as that coverage currently provided by Company (subject to a premium cap of 300% of the annual premiums paid as of the date hereof by Company for any such insurance) and fully pay for such policy prior to the Effective Time.

(c)          Any Indemnified Party wishing to claim indemnification under Section 6.6(a), upon learning of any claim, action, suit, proceeding or investigation described thereunder, will promptly notify Purchaser; provided that failure to so notify will not affect the obligations of Purchaser under Section 6.6(a) unless and to the extent that Purchaser is actually materially prejudiced as a consequence.

(d)          The provisions of this Section 6.6 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives. If Purchaser or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Purchaser shall assume the obligations set forth in this Section 6.6.

6.7          No Solicitation.

(a)          Except as set forth in Section 6.7(b), none of Company nor any of its Subsidiaries shall, and each of them shall cause its respective officers, directors, employees, agents, investment bankers, financial advisors, attorneys, accountants and other retained representatives (each a “Representative”) not to, directly or indirectly (i) solicit, initiate, encourage, knowingly facilitate (including by way of providing information) or induce any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) any confidential or nonpublic information with respect to or in connection with, an Acquisition Proposal, (iii) take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal, (iv) approve, endorse or recommend, or propose to approve, endorse or recommend any Acquisition Proposal or any agreement related thereto, (v) enter into any agreement contemplating or otherwise relating to any Acquisition Transaction or Acquisition Proposal (other than any confidentiality agreement required by Section 6.7(b)), (vi) enter into any agreement or agreement in principle requiring, directly or indirectly, Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (vii) propose or agree to do any of the foregoing.

(b)          Notwithstanding anything to the contrary in Section 6.7(a), if Company or any of its Representatives receives an unsolicited bona fide written Acquisition Proposal by any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) that did not result from or arise in connection with a breach of this Section 6.7 at any time prior to the Company Shareholders’ Meeting that the Board of Directors of Company has reasonably determined in good faith (after consultation with Company’s financial advisors and outside legal counsel) to constitute or to be reasonably likely to result in a Superior Proposal, Company and its Representatives may take any action described in Section 6.7(a)(ii) above to the extent that the Board of Directors of Company has reasonably determined in good faith (after consultation with Company’s outside legal counsel), that the failure to take such action would cause it to violate its fiduciary duties under applicable Law; provided, that, prior to taking any such action, Company has obtained from such Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) an executed confidentiality agreement containing terms substantially similar to, and no less favorable to Company than, the terms of the Confidentiality Agreement.

(c)          As promptly as practicable (but in no event more than 48 hours) following receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to any Acquisition Proposal, Company shall advise Purchaser in writing of the receipt of any Acquisition Proposal, request or inquiry and the terms and conditions of such Acquisition Proposal, request or inquiry, shall promptly provide to Purchaser a copy of the Acquisition Proposal, request or inquiry (including the identity of the Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) making the Acquisition Proposal) and shall keep Purchaser promptly apprised of any related developments, discussions and negotiations (including providing Purchaser with a copy of all material documentation and correspondence relating thereto which may require Company to obtain the consent of the Person making such offer or proposal under an effective confidentiality agreement) on a current basis. Company agrees that it shall concurrently provide to Purchaser any information concerning Company that may be provided (pursuant to Section 6.7(b)) to any other Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) in connection with any Acquisition Proposal which has not previously been provided to Purchaser.

(d)          Notwithstanding anything herein to the contrary, at any time prior to the Company Shareholders’ Meeting, the Board of Directors of Company may withdraw its recommendation of the Merger Agreement, thereby resulting in a Change in the Company Recommendation, if and only if (x) from and after the date hereof, Company has complied with Sections 6.3 and 6.7, and (y) the Board of Directors of Company has reasonably determined in good faith, after consultation with Company’s financial advisors and outside legal counsel, that the taking of such action is reasonably necessary in order for the Board of Directors of Company to comply with its fiduciary duties under applicable Law; provided, that the Board of Directors of Company may not effect a Change in the Company Recommendation unless:

(i)          Company shall have received an unsolicited bona fide written Acquisition Proposal and the Board of Directors of Company shall have concluded in good faith (after consultation with Company’s financial advisors and outside legal counsel) that such Acquisition Proposal is a Superior Proposal, after taking into account any amendment or modification to this Agreement agreed to or proposed by Purchaser;

(ii)          Company shall have provided prior written notice to Purchaser at least three business days in advance (the “Notice Period”) of taking such action, which notice shall advise Purchaser that the Board of Directors of Company has received a Superior Proposal, specify the material terms and conditions of such Superior Proposal (including the identity of the Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) making the Superior Proposal);

(iii)          during the Notice Period, Company shall, and shall cause its financial advisors and outside counsel to, negotiate with Purchaser in good faith (to the extent Purchaser desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal; and

(iv)          the Board of Directors of Company shall have concluded in good faith (after consultation with Company’s financial advisors and outside legal counsel) that, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications offered or agreed to by Purchaser, if any, that such Acquisition Proposal continues to constitute a Superior Proposal.

If during the Notice Period any revisions are made to the Superior Proposal and such revisions are material, Company shall deliver a new written notice to Purchaser and shall again comply with the requirements of this Section 6.7(d) with respect to such new written notice, except that the new Notice Period shall be two business days. In the event the Board of Directors of Company does not make the determination referred to in clause (iv) of this paragraph and thereafter seeks to effect a Change in the Company Recommendation, the procedures referred to above shall apply anew and shall also apply to any subsequent Change in the Company Recommendation.

(e)          Company and its Subsidiaries shall, and shall cause their respective Representatives to, (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal; (ii) request the prompt return or destruction of all confidential information previously furnished in connection therewith; and (iii) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Acquisition Proposal to which it or Company or any of its Subsidiaries or Representatives is a party, and enforce the provisions of any such agreement.

(f)          Nothing contained in this Agreement shall prevent Company or its Board of Directors from making any disclosure to Company shareholders if the Board of Directors of Company (in its good faith judgement and after consultation with Company’s outside legal counsel) concludes that its failure to do so would cause it to violate its fiduciary duties under applicable Law; provided, that this Section 6.7(f) will in no way eliminate or modify the effect that any action taken pursuant hereto would otherwise have under this Agreement.

(g)          As used in this Agreement:

(i)         “Superior Proposal” means any bona fide written Acquisition Proposal with respect to which the Board of Directors of Company determines in its good faith judgment to be more favorable to Company than the Merger, and to be reasonably capable of being consummated on the terms proposed, after (A) receiving the advice of Company’s outside legal counsel and financial advisor, and (B) taking into account all material relevant factors (including the likelihood of consummation of such transaction on the terms set forth therein, any proposed changes to this Agreement that may be proposed by Purchaser in response to such Acquisition Proposal (whether or not during the Notice Period), and all material legal (with the advice of Company’s outside legal counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing)); provided, that for purposes of the definition of “Superior Proposal,” the references to “25%” and “75%” in the definitions of Acquisition Proposal and Acquisition Transaction shall be deemed to be references to “50%”;

(ii)         “Acquisition Proposal” means any proposal, offer, inquiry, or indication of interest (whether binding or non-binding, and whether communicated to Company or publicly announced to Company’s shareholders) by any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) (in each case other than Purchaser or any of its affiliates) relating to an Acquisition Transaction (as defined in Section 6.7(g)(iii)) involving Company or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries; and

(iii)         “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (A) any acquisition (whether direct or indirect, including by way of merger, share exchange, consolidation, business combination or other similar transaction) or purchase from Company by any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act), other than Purchaser or any of its affiliates, of 25% or more in interest of the total outstanding voting securities of Company or any of its Subsidiaries (measured by voting power), or any tender offer or exchange offer that if consummated would result in any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act), other than Purchaser or any of its affiliates, beneficially owning 25% or more in interest of the total outstanding voting securities of Company or any of its Subsidiaries (measured by voting power), or any merger, consolidation, share exchange, business combination or similar transaction involving Company pursuant to which the shareholders of Company immediately preceding such transaction would hold less than 75% of the equity interests in the surviving or resulting entity of such transaction (or, if applicable, the ultimate parent thereof) (measured by voting power); (B) any sale or lease or exchange, transfer, license, acquisition or disposition of a business, deposits or assets that constitute 25% or more of the consolidated assets, business, revenues, net income, assets or deposits of Company; or (C) any liquidation or dissolution of Company or any of its Subsidiaries.

(h)          Nothing contained in Section 6.7 shall prohibit Company or the Board of Directors of Company from complying with Company’s obligations under Rules 14d-9 and 14e-2 promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a Change in the Company Recommendation unless the Board of Directors of Company reaffirms the Company Recommendation in such disclosure.

6.8          Takeover Laws. No party will take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Laws, and each of party to this Agreement will take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Laws, as now or hereafter in effect.

6.9          Financial Statements and Other Current Information. As soon as reasonably practicable after they become available, but in no event more than fifteen (15) days after the end of each calendar month ending after the date hereof, Company will furnish to Purchaser (a) consolidated financial statements (including balance sheets, statements of operations and stockholders’ equity) of Company or any of its Subsidiaries (to the extent available) as of and for such month then ended, (b) internal management reports showing actual financial performance against plan and previous period, and (c) to the extent permitted by applicable Law, any reports provided to the Board of Directors of Company or any committee thereof relating to the financial performance and risk management of Company or any of its Subsidiaries.

6.10         Notification of Certain Matters. Company and Purchaser will give prompt notice to the other of any fact, event or circumstance known to it that (a) individually or taken together with all other facts, events and circumstances known to it, has had or is reasonably likely to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII.

6.11         Shareholder Litigation. Company shall give Purchaser prompt notice of any shareholder litigation against Company and/or its directors or affiliates relating to the transactions contemplated by this Agreement and shall give Purchaser the opportunity to participate at its own expense in the defense and/or settlement of any such litigation. In addition, no settlement of any such shareholder litigation shall be agreed to without Purchaser’s prior written consent (such consent not to be unreasonably withheld or delayed).

6.12         Transition. Commencing following the date hereof, and in all cases subject to applicable Law, Company shall, and shall cause its Subsidiaries to, cooperate with Purchaser and its Subsidiaries to facilitate the integration of the parties and their respective businesses effective as of the Closing Date or such later date as may be determined by Purchaser. Without limiting the generality of the foregoing, from the date hereof through the Closing Date and consistent with the performance of their day-to-day operations and the continuous operation of Company and its Subsidiaries in the ordinary course of business, Company shall cause the Employees, officers and Representatives of Company and its Subsidiaries to use their commercially reasonable efforts to provide support, including support from its outside contractors and vendors, as well as data and records access, take actions and assist Purchaser in performing all tasks, including conversion planning, assisting in any required divestiture, equipment installation and training, the provision of customer communications and notices (including joint communications and notices relating to anticipated account changes, divestiture and/or systems conversion), and other matters reasonably required to result in a successful transition and integration at the Closing or such later date as may be determined by Purchaser.

6.13         Company Voting Agreements. Company shall deliver on the date of this Agreement an executed Company Voting Agreement, in the form attached to this Agreement as Exhibit B, (the “Company Voting Agreement”), from all members of Company’s Board of Directors with respect to Company Common Shares that each such member beneficially owns.

6.14         Purchaser Voting Agreements. Purchaser shall deliver on the date of this Agreement an executed Purchaser Voting Agreement, in the form attached to this Agreement as Exhibit C, (the “Purchaser Voting Agreement”), from all members of Purchaser’s Board of Directors with respect to Purchaser Common Shares that each such member beneficially owns.

6.15         Tax Representation Letters. Officers of Purchaser and Company shall execute and deliver to Vorys, Sater, Seymour and Pease LLP, tax counsel to Purchaser, and Nelson Mullins Riley & Scarborough LLP, tax counsel to Company, “Tax Representation Letters” substantially in the form agreed to by the parties and such law firms at such time or times as may be reasonably requested by such law firms, including at the time the Proxy Statement and Form S-4 have been filed with the SEC and at the Effective Time, in connection with such tax counsels’ delivery of opinions pursuant to Section 7.2(d) and Section 7.3(c).

6.16         Additional Purchaser Directors. Purchaser shall take such action necessary to, effective immediately following the Effective Time, (a) increase by two the number of directors on the Board of Directors of Purchaser, (b) appoint one director of Company serving immediately prior to the Effective Time as a Class II director of Purchaser with a term expiring at Purchaser’s 2027 annual meeting of shareholders, and one other director of Company serving immediately prior to the Effective Time as a Class III director with a term expiring at Purchaser’s 2028 annual meeting of shareholders, and (c) appoint the two new directors to two of the following standing committees of Purchaser’s Board of Directors, with neither appointee serving on the same committee: Audit, Board Enterprise Risk, Compensation, or Corporate Governance and Nominating.

6.17         Section 16 Matters. Prior to the Effective Time, each of Purchaser and Company, shall take all commercially reasonable steps as may be required (to the extent permitted by applicable Law) to cause any dispositions of Company Common Shares (including derivative securities with respect to Company Common Shares) or acquisitions of Purchaser Common Shares (including derivative securities with respect to Purchaser Common Shares) directly resulting from the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time or shall become subject to such reporting requirements related to Purchaser following the Effective Time, to be exempt under Rule 16b-3 under the Exchange Act, to the extent permitted by applicable Law.

6.18         No Control of Other Party’s Business. Nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the operations of Company or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give Company, directly or indirectly, the right to control or direct the operations of Purchaser or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Purchaser and Company shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ respective operations.

6.19         Trust Preferred Securities. Prior to the Effective Time, Purchaser and Company shall take all actions necessary for Purchaser to enter into, and Purchaser shall enter into, a supplemental indenture with the trustee of the indenture for Company’s outstanding floating rate capital securities issued in connection with the issuance of the trust securities of Middlefield Statutory Trust I in order to evidence the assumption by Purchaser of such capital securities as of the Effective Time.

ARTICLE VII

CONDITIONS PRECEDENT

7.1          Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)          Shareholder Approvals. (i) This Agreement and the transactions contemplated hereby, on substantially the terms and conditions set forth in this Agreement, shall have received the Company Shareholder Approval at the Company Shareholders’ Meeting and (ii) this Agreement and the transactions contemplated hereby, including the issuance of Purchaser Common Shares in the Merger, and the Articles Amendment shall have received the Purchaser Shareholder Approvals at the Purchaser Shareholders’ Meeting.

(b)          Stock Exchange Listing. The Purchaser Common Shares to be issued to the holders of Company Common Shares upon consummation of the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

(c)          Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d)          No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other Law preventing or making illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.

(e)          Regulatory Approvals. (i) All regulatory approvals or waivers, as applicable, from the Federal Reserve, the OCC and, if applicable, the FDIC and ODFI and (ii) any other regulatory approvals required to consummate the transactions contemplated by this Agreement, including the Merger and (unless otherwise determined by Purchaser) the Bank Merger, except for any such authorizations, consents, waivers, orders or approvals the failure of which to be obtained would not be material to consummation of the transactions contemplated by this Agreement or the Surviving Company, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods referred to in clauses (i) or (ii), the “Requisite Regulatory Approvals”).

7.2          Conditions to Obligations of Purchaser . The obligation of Purchaser to effect the Merger is also subject to the satisfaction, or waiver by Purchaser, at or prior to the Effective Time, of the following conditions:

(a)          Representations and Warranties. The representations and warranties of Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of Company (other than the representations and warranties set forth in (i) Section 3.2(a), which shall be true and correct except to a de minimis extent, relative to Section 3.2(a) taken as a whole, (ii) Sections 3.2(c), 3.3(a), 3.3(b)(i) and 3.7, which shall be true and correct in all material respects, and (iii) Sections 3.8(c) and Section 3.10, which shall be true and correct in all respects) shall be deemed untrue or incorrect for purposes hereunder or under Section 8.1 as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Company, has had or would reasonably be expected to result in a Material Adverse Effect on Company; provided further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.2(a) or Section 8.1 (other than in the immediately preceding parenthetical), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded, and Purchaser shall have received a certificate signed on behalf of Company by its Chief Executive Officer or Chief Financial Officer to the foregoing effect.

(b)          Performance of Obligations of Company. Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Purchaser shall have received a certificate signed on behalf of Company by its Chief Executive Officer or Chief Financial Officer to such effect.

(c)          Tax Opinion. Purchaser shall have received an opinion of Vorys, Sater, Seymour and Pease LLP, dated the Closing Date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Vorys, Sater, Seymour and Pease LLP will be entitled to receive and rely upon the Tax Representation Letters.

(d)          Regulatory Conditions. There shall not be any action taken or determination made, or any Law enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, including the Merger and the Bank Merger, by any Governmental Entity, in connection with the grant of a Requisite Regulatory Approval or otherwise, which imposes any restriction, requirement or condition that, individually or in the aggregate, would, after the Effective Time, restrict or burden Purchaser or the Surviving Company or any of their respective affiliates in connection with the transactions contemplated by this Agreement or with respect to the business or operations of Purchaser or the Surviving Company that would have a Material Adverse Effect on Purchaser, the Surviving Company or any of their respective affiliates, in each case measured on a scale relative to Company.

(e)          FIRPTA Affidavit. Company shall have delivered to Purchaser an affidavit, under penalties of perjury, stating that Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulations Section 1.897-2(h).

7.3          Conditions to Obligations of Company. The obligation of Company to effect the Merger is also subject to the satisfaction or waiver by Company at or prior to the Effective Time of the following conditions:

(a)          Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of Purchaser (other than the representations and warranties set forth in (i) Section 4.3(a) and 4.3(b)(i), which shall be true and correct in all material respects, and (ii) Section 4.10 and 4.18, which shall be true and correct in all respects) shall be deemed untrue or incorrect for purposes hereunder or under Section 8.1 as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Purchaser, has had or would reasonably be expected to result in a Material Adverse Effect on Purchaser; provided further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.3(a) or Section 8.1 (other than in the immediately preceding parenthetical), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded; and Company shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer or Chief Financial Officer of Purchaser to the foregoing effect.

(b)          Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Company shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer or the Chief Financial Officer of Purchaser to such effect.

(c)          Tax Opinion. Company shall have received an opinion of Nelson Mullins Riley & Scarborough LLP, dated the Closing Date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Nelson Mullins Riley & Scarborough LLP will be entitled to receive and rely upon the Tax Representation Letters.

(d)          Payment of Merger Consideration. Purchaser shall deliver the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide Company with a certificate evidencing such delivery.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1          Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Shareholder Approval or the Purchaser Shareholder Approvals:

(a)          by mutual consent of Company and Purchaser in a written instrument authorized by the Boards of Directors of Company and Purchaser;

(b)          by either Company or Purchaser, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement or an application therefor shall have been permanently withdrawn at the request of a Governmental Entity required for consummation of the transactions contemplated hereby;

(c)          by either Company or Purchaser, if the Merger shall not have been consummated on or before December 31, 2026, unless the failure of the Merger to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

(d)          by either Company or Purchaser (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the representations or warranties, or any failure to perform in all material respects any of the covenants or agreements, set forth in this Agreement on the part of Company, in the case of a termination by Purchaser, or on the part of Purchaser, in the case of a termination by Company, which breach, either individually or in the aggregate with other breaches by such party, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2(a)-(d) or 7.3(a)-(c), as the case may be, and which is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;

(e)          by Purchaser, if (i) the Board of Directors of Company (A) withdraws, qualifies, amends, modifies, or withholds its recommendation to the shareholders of Company that they give the Company Shareholder Approval; (B) has effected a Change in the Company Recommendation, including by publicly approving, endorsing or recommending, or publicly proposing to approve, endorse or recommend, any Acquisition Proposal (other than this Agreement), whether or not permitted by the terms hereof, or resolved to do the same, or (C) failed to substantially comply with its obligations under Section 6.3(a) or 6.7 hereof; or (ii) a tender offer or exchange offer for 15% or more of the outstanding shares of Company Common Shares is commenced (other than by Purchaser or a Subsidiary thereof), and the Board of Directors of Company recommends that the shareholders of Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten business day period specified in Rule 14e-2(a) under the Exchange Act;

(f)          by Company, if at any time prior to the Effective Time, Purchaser has materially breached its obligations under Section 6.1, 6.3(b), or 6.4 hereof;

(g)          by Purchaser or Company (provided that such terminating party shall not be in breach of any of its obligations under Section 6.3 hereof), if the approval of the Company Shareholder Approval or Purchaser Shareholder Approvals, as required by Section 7.1(a), shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof; or

(h)          by Company at any time during the three-day period following the Determination Date (as defined below), if both of the following conditions (i) and (ii) exist:

(i)     the Average Closing Price (as defined below) shall be less than the product of .8 and the Starting Price; and

(ii)    (x) the number obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the “Purchaser Ratio”) shall be less than (y) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date (as defined below) and subtracting 0.2 from such quotient (such number being referred to herein as the “Index Ratio”); subject to the following: if Company elects to exercise its termination right pursuant to Section 8.1(h), it shall give prompt written notice to Purchaser; provided that such notice of election to terminate may be withdrawn at any time within the aforementioned three-day period. For a period of five business days after receipt of such notice, Purchaser shall have the option of increasing the Exchange Ratio in a manner such, and to the extent required, so that the condition set forth in either clause (i) or (ii) above shall be deemed not to exist.

For purposes hereof, the condition set forth in clause (i) above shall be deemed not to exist if the Exchange Ratio is increased so that the Adjusted Exchange Ratio (calculated by using the Average Closing Price, as provided in the definition of  “Adjusted Exchange Ratio”) after such increase is not less than 80% of the Adjusted Exchange Ratio calculated by using the Starting Price in lieu of the Average Closing Price.

For purposes hereof, the condition set forth in clause (ii) above shall be deemed not to exist if the Exchange Ratio is increased so that the Adjusted Purchaser Ratio is not less than the Index Ratio.

If Purchaser makes this election, within such period, it shall give prompt written notice to Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.1(h) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to “Exchange Ratio” and “Merger Consideration” shall thereafter be deemed to refer to the Exchange Ratio and Merger Consideration after giving effect to any adjustment made pursuant to this Section 8.1(h).

For purposes of this Section 8.1(h), the following terms shall have the meanings indicated:

“Adjusted Exchange Ratio” means the product of the Exchange Ratio times the Average Closing Price.

“Average Closing Price” means the average of the last reported closing prices per share of Purchaser Common Shares as reported on the Nasdaq (as reported by The Wall Street Journal or, if not reported thereby, any other mutually agreed upon authoritative source) for the twenty consecutive trading days immediately preceding the Determination Date.

“Adjusted Purchaser Ratio” means the number obtained by dividing (x) the sum of  (i) the Average Closing Price plus (ii) the quotient obtained by dividing the aggregate increase in transaction value resulting from an increase in the Exchange Ratio by the total number of shares of Purchaser Common Shares outstanding multiplied by the initial Exchange Ratio, on the Determination Date, by (y) the Starting Price. For purposes of calculating the increase in transaction value, the price per share of Purchaser Common Shares shall be deemed to be the Average Closing Price.

“Determination Date” shall mean the tenth calendar day immediately prior to the Effective Time, or if such calendar day is not a trading day on the Nasdaq, the trading day immediately preceding such calendar day.

“Index Price” on a given date means the closing price of the Nasdaq Bank Index.

“Starting Date” means the trading day on the Nasdaq immediately preceding the day on which the parties publicly announce the signing of this Agreement.

“Starting Price” means $13.93.

If the Purchaser declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of the Purchaser shall be appropriately adjusted for the purposes of applying this Section 8.1(h).

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f) or (g) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2          Effect of Termination. In the event of termination of this Agreement by either Company or Purchaser as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Company, Purchaser, any of their respective affiliates or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.2(b), 6.12 (the penultimate sentence only), 8.2, 8.3, 9.2, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9, 9.10 and 9.11 shall survive any termination of this Agreement, and (ii) neither Company nor Purchaser shall be relieved or released from any liabilities or damages arising out of its Willful Breach of any provision of this Agreement. For purposes of this Agreement, “Willful Breach” means a material breach that is a consequence of an act undertaken by the breaching party with the actual knowledge that the taking of the act would, or would reasonably be expected to, cause a breach of this Agreement.

8.3          Fees and Expenses.

(a)          All fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b)          Notwithstanding the foregoing, if:

(i)    (A) Either Company or Purchaser terminates this Agreement pursuant to 8.1(c) (without the Company Shareholder Approval having been obtained), Purchaser terminates pursuant to Section 8.1(d) (as a result of a Willful Breach by Company) (B) prior to termination, there has been publicly announced an Acquisition Proposal or any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) shall have communicated to Company or its shareholders an Acquisition Proposal (whether or not conditional), or a written indication of interest (whether or not conditional) to make an Acquisition Proposal, and (C) within twelve months of such termination Company shall either (1) consummate an Acquisition Transaction or (2) enter into any definitive agreement relating to any Acquisition Transaction (but not including any confidentiality agreement required by Section 6.7(b) (an “Acquisition Agreement”)) with respect to an Acquisition Transaction or Acquisition Proposal, whether or not such Acquisition Transaction or Acquisition Proposal is subsequently consummated (but changing, in the case of (1) and (2), the references to the “25%” and “75%” amounts in the definition of Acquisition Transaction and Acquisition Proposal to “50%”);

(ii)    (A) Either Company or Purchaser terminates this Agreement pursuant to Section 8.1(g) because the Company Shareholder Approval was not obtained and (B) within six months of such termination Company shall either (1) consummate an Acquisition Transaction or (2) enter into any Acquisition Agreement with respect to an Acquisition Transaction or Acquisition Proposal, whether or not such Acquisition Transaction or Acquisition Proposal is subsequently consummated (but changing, in the case of (1) and (2), the references to the “25%” and “75%” amounts in the definition of Acquisition Transaction and Acquisition Proposal to “50%”); or

(iii)    Purchaser terminates this Agreement pursuant to Section 8.1(e);

then Company shall pay to Purchaser an amount equal to Twelve Million and 00/100 Dollars ($12,000,000.00) (the “Termination Fee”). If the Termination Fee shall be payable pursuant to subsection (b)(i) or subsection (b)(ii) of this Section 8.3, the Termination Fee shall be paid in same-day funds at or prior to the earlier of the date of consummation of such Acquisition Transaction or the date of execution of an Acquisition Agreement with respect to such Acquisition Transaction or Acquisition Proposal. If the Termination Fee shall be payable pursuant to subsection (b)(iii) of this Section 8.3, the Termination Fee shall be paid in same-day funds immediately upon delivery of the written notice of termination required by Section 8.1.

(c)          The parties acknowledge that the agreements contained in paragraph (b) of this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if Company fails to pay promptly any fee payable by it pursuant to this Section 8.3, then Company shall pay to Purchaser, Purchaser’s costs and expenses (including attorneys’ fees, costs and expenses) in connection with collecting such fee, together with interest on the amount of the fee at the prime rate of Citibank, N.A. from the date such payment was due under this Agreement until the date of payment.

8.4          Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after the Company Shareholder Approval or Purchaser Shareholder Approvals; provided, however, that after the Company Shareholder Approval, there may not be, without further approval of the Company shareholders or Purchaser shareholders who have already provided their approval, any amendment of this Agreement that requires further approval under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.5          Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1          Closing. On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place remotely via the electronic exchange of closing deliveries on a date to be specified by the parties (the “Closing Date”).

9.2          Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.6 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.3          Notices. All notices, consents, waivers and other communications under this Agreement shall be in writing (which shall include electronic mail) and shall be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by registered or certified U.S. mail (return receipt requested) postage prepaid or electronic mail (upon confirmation of receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)          If to Company, to:

Middlefield Banc Corp.

15985 East High Street, PO Box 35

Middlefield, Ohio 44062

Attention: Ronald L. Zimmerly, Jr., Chief Executive Officer

Email: rzimmerly@middlefieldbank.com

with a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

Atlantic Station

201 17th Street NW

Suite 1700

Atlanta, GA 30363

Attention: J. Brennan Ryan
Email: brennan.ryan@nelsonmullins.com

(b)          if to Purchaser, to:

Farmers National Banc Corp.
20 S. Broad St.

Canfield, OH 44406
Attention: Kevin J. Helmick, President and Chief Executive Officer

Email: KHelmick@Farmersbankgroup.com

with a copy (which shall not constitute notice) to:

Vorys, Sater, Seymour and Pease LLP
50 South Main Street, Suite 1200
Akron, Ohio 44308
Attention: J. Bret Treier
Email: jbtreier@vorys.com

9.4          Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “Knowledge” with respect to Company means the actual knowledge after reasonable inquiry of any of Company’s officers listed on Section 9.4 of the Company Disclosure Schedule and with respect to Purchaser, means the actual knowledge after reasonable inquiry of any of Purchaser’s officers listed on Section 9.4 of the Purchaser Disclosure Schedule. When a reference is made in this Agreement to an affiliate of a Person, the term “affiliate” means those other Persons that, directly or indirectly, control, are controlled by, or are under common control with, such Person. All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

9.5          Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.6          Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

9.7          Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio applicable to contracts made and performed entirely within such state, without giving effect to its principles of conflicts of laws. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in any federal or state court located in Mahoning County, Ohio (which the parties expressly agree shall exclusively be the federal court for the Northern District of Ohio, or in the event (but only in the event) that such court does not have jurisdiction over such dispute, any court sitting in Mahoning County, Ohio). Each of the parties hereto submits to the exclusive jurisdiction of such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such suit, action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

9.8          Waiver of Jury Trial. Each party hereto acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of, or relating to, this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each party understands and has considered the implications of this waiver, (c) each party makes this waiver voluntarily, and (d) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.8.

9.9          Publicity. Neither Company nor Purchaser shall, and neither Company nor Purchaser shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement, or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld or delayed) of Purchaser, in the case of a proposed announcement, statement or disclosure by Company, or Company, in the case of a proposed announcement, statement or disclosure by Purchaser; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by Law or rules established by Nasdaq.

9.10         Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party (which shall not be unreasonably withheld or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except for the provisions of Section 6.6, which is intended to benefit each Indemnified Party and his or her heirs and representatives, or for those certain Company employees under Section 6.5(h), this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies under this Agreement.

9.11         Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

9.12         Disclosure Schedule. Before entry into this Agreement, Company delivered to Purchaser a schedule (a “Company Disclosure Schedule”) and Purchaser has delivered to Company a schedule (a “Purchaser Disclosure Schedule”) that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III or Article IV, as the case may be, or to one or more covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect and (b) the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, “Previously Disclosed” means information set forth by Company or Purchaser, as the case may be, in the applicable paragraph of its Company Disclosure Schedule or Purchaser Disclosure Schedule, respectively, or any other paragraph of its Company Disclosure Schedule or Purchaser Disclosure Schedule (so long as it is reasonably clear on the face, notwithstanding the absence of a specific cross-reference, of such disclosure that the disclosure in such other paragraph of its Company Disclosure Schedule or Purchaser Disclosure Schedule is also applicable to the section of this Agreement in question).

9.13         Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

9.14         Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation, or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Regulatory Agency by any party to this Agreement to the extent prohibited by applicable Law. For purposes of clarity, a representation relating to the receipt of regulatory approvals on a timely basis shall not be given, or continue to be given, to the extent the reason for it no longer continuing to be accurate involves such confidential supervisory information. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentences apply.

[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be executed by their respective officers thereunto duly authorized as of the date first above written.

FARMERS NATIONAL BANC CORP.

By:	/s/ Kevin J. Helmick
	Name:	Kevin J. Helmick
	Title:	President and Chief Executive Officer

MIDDLEFIELD BANC CORP.

By:	/s/ Ronald L. Zimmerly, Jr.
	Name:	Ronald L. Zimmerly, Jr.,
	Title:	Chief Executive Officer

EXHIBIT A

AGREEMENT OF MERGER

This agreement of merger (this “Bank Merger Agreement”), dated as of [•], 2025, is by and between The Middlefield Banking Company (“MBC”) and The Farmers National Bank of Canfield (“Farmers Bank”). All capitalized terms used herein but not defined herein shall have the respective meanings assigned to them in the Agreement and Plan of Merger, dated as of [•], 2025 (the “Parent Merger Agreement”), between Farmers National Banc Corp. (“FMNB”) and Middlefield Banc Corp. (“MBCN”).

WITNESSETH:

WHEREAS, MBC is an Ohio bank and a wholly owned subsidiary of MBCN, with, as of [•], 2025, a capital of $[•], divided into [•] shares of common stock, each of $[•] stated value, surplus of $[•], and undivided profits, including capital reserves, of $[•]; and

WHEREAS, Farmers Bank is a national banking association and a wholly owned subsidiary of FMNB, with, as of [•], 2025, a capital of $[•], divided into [•] shares of common stock, each of $5.00 par value, surplus of $[•], and undivided profits, including capital reserves, of $[•]; and

WHEREAS, FMNB and MBCN have entered into the Parent Merger Agreement, pursuant to which MBCN will merge with and into FMNB (the “Parent Merger”); and

WHEREAS, MBC and Farmers Bank desire to merge on the terms and conditions herein provided immediately following the effective time of the Parent Merger.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1.            The Bank Merger. Subject to the terms and conditions of the Parent Merger Agreement and this Bank Merger Agreement, at the Effective Time (as defined in Section 2), MBC shall merge with and into Farmers Bank (the “Bank Merger”) under the laws of the United States and the State of Ohio. Farmers Bank shall be the surviving bank of the Bank Merger (the “Surviving Bank”).

2.            Effective Time. The Bank Merger shall become effective at [●] on [●], subject to (a) the satisfaction or, to the extent permitted by applicable law, the waiver of the closing conditions set forth in Article VII of the Parent Merger Agreement, and (b) receipt of all necessary approvals or non-objections from the Office of the Comptroller of the Currency (“OCC”) and all other necessary approvals from any applicable bank regulatory agency (the “Effective Time”).

3.            Charter; Bylaws. The Articles of Association (the “Charter”) and Bylaws of Farmers Bank in effect immediately prior to the Effective Time shall be the Charter and Bylaws of the Surviving Bank, until altered, amended or repealed in accordance with their terms and applicable law.

4.            Name; Offices. The name of the Surviving Bank shall be “The Farmers National Bank of Canfield.” The main office of the Surviving Bank shall be the main office of Farmers Bank immediately prior to the Effective Time.

5.            Directors and Executive Officers. Upon consummation of the Bank Merger, (i) the directors of Farmers Bank immediately prior to the Effective Time shall continue as directors of the Surviving Bank and (ii) the executive officers of Farmers Bank immediately prior to the Effective Time shall continue as the executive officers of the Surviving Bank. Each of the directors and officers of the Surviving Bank immediately after the Effective Time shall hold office until his or her successor is elected and qualified in accordance with the Charter and bylaws of the Surviving Bank or until his or her earlier death, resignation or removal.

6.            Effects of the Merger. Upon consummation of the Bank Merger, and subject to the effects set forth at 12 U.S.C. § 215c, the applicable provisions of the regulations of the OCC and other applicable law, (i) all assets of Farmers Bank and MBC as they exist at the Effective Time, shall pass to and vest in the Surviving Bank without any conveyance or other transfer; (ii) the Surviving Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank and (iii) the Surviving Bank shall be responsible for all the liabilities of every kind and description, of each of Farmers Bank and MBC existing as of the Effective Time, all in accordance with the provisions of The National Bank Act.

7.            Effect on Shares of Stock.

(a)            Each share of Farmers Bank common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding and shall consist of $[•] in capital, divided into [•] shares of common stock, each of $5.00, and at the Effective Time Farmers Bank shall have a surplus of $[•] and undivided profits, including capital reserves, of $[•], which when combined with the capital and surplus will be equal to the combined capital structures of Farmers Bank and MBC as stated in the recitals of this Agreement, adjusted however, for normal earning and expense (and if applicable purchase accounting adjustments) from [•], 2025 until the Effective Time.

(b)            At the Effective Time, each share of MBC capital stock issued and outstanding prior to the Bank Merger shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be canceled. Any shares of MBC capital stock held in the treasury of MBC immediately prior to the Effective Time shall be retired and canceled.

8.            Procurement of Approvals. This Bank Merger Agreement shall be subject to the approval of FMNB, as the sole shareholder of Farmers Bank, and MBCN, as the sole shareholder of MBC at meetings to be called and held or by consent in lieu thereof in accordance with the applicable provisions of law and their respective organizational documents. Farmers Bank and MBC shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of any other actions, and the satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Bank Merger on the terms provided herein, including without limitation the preparation and submission of such applications or other filings for the Bank Merger with the OCC and the Ohio Department of Financial Institutions as may be required by applicable laws and regulations.

9.            Conditions Precedent. The obligations of the parties under this Bank Merger Agreement shall be subject to: (i) the approval of this Bank Merger Agreement by FMNB, as the sole shareholder of Farmers Bank, and MBCN as the sole shareholder of MBC, at meetings of shareholders duly called and held or by consent or consents in lieu thereof; (ii) receipt of approval of the Bank Merger from all governmental and banking authorities whose approval is required; (iii) receipt of any necessary regulatory approval to operate the main office and the branch offices of MBC as offices of the Surviving Bank; and (iv) the consummation of the Parent Merger pursuant to the Parent Merger Agreement at or before the Effective Time.

10.            Additional Actions. If, at any time after the Effective Time, the Surviving Bank shall determine that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of MBC acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Bank Merger, or (b) otherwise carry out the purposes of this Bank Merger Agreement, MBC and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to (i) execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and (ii) otherwise to carry out the purposes of this Bank Merger Agreement. The proper officers and directors of the Surviving Bank are fully authorized in the name of MBC or otherwise to take any and all such action.

11.            Amendment. Subject to applicable law, this Bank Merger Agreement may be amended, modified or supplemented only by written agreement of Farmers Bank and MBC at any time prior to the Effective Time.

12.            Waiver. Any of the terms or conditions of this Bank Merger Agreement may be waived at any time by whichever of the parties hereto is, or the shareholder of which is, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party.

13.            Assignment. This Bank Merger Agreement may not be assigned by either Farmers Bank or MBC without the prior written consent of the other.

14.            Termination. This Bank Merger Agreement shall terminate upon the termination of the Parent Merger Agreement in accordance with its terms.

15.            Governing Law. Except to the extent governed by federal law, this Bank Merger Agreement shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the State of Ohio without regard to the conflicts of law provisions thereof.

16.            Counterparts. This Bank Merger Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, each of Farmers Bank and MBC has caused this Bank Merger Agreement to be executed on its behalf by its duly authorized officers.

THE FARMERS NATIONAL BANK OF CANFIELD

By:
	Name:	Kevin J. Helmick
	Title:	President

THE MIDDLEFIELD BANKING COMPANY

By:
	Name:	Ronald L. Zimmerly, Jr.,
	Title:	Chief Executive Officer

Signature Page to Bank Merger Agreement

EXHIBIT B

Form of Company Voting Agreement

VOTING AGREEMENT

______, 2025

Farmers National Banc Corp.

20 S. Broad St.

Canfield, OH 44406

Ladies and Gentlemen:

Concurrently with the execution of this letter agreement (“Voting Agreement”), Farmers National Banc Corp., an Ohio corporation (“Farmers”), and Middlefield Banc Corp., an Ohio corporation (“Middlefield”), are entering into an Agreement and Plan of Merger, of even date herewith (the “Merger Agreement”), whereby Middlefield will merge with and into Farmers (the “Merger”) and the shareholders of Middlefield will receive the Merger Consideration as set forth in the Merger Agreement, subject to the closing of the Merger. All defined terms used but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

A condition to Farmers’ obligations under the Merger Agreement is that I execute and deliver this Voting Agreement to Farmers. Intending to be legally bound hereby, I irrevocably agree and represent as follows:

(a)         As of the date of this Voting Agreement, and at all times during the term of this Voting Agreement (i) I will have beneficial ownership, as defined in Rule 13d-3 under the Exchange Act (“Beneficial Ownership”), of, and good and valid title to, the number of common shares, without par value, of Middlefield (the “Middlefield Common Shares”), that is set forth on Appendix A hereto, and (ii) I hold restricted stock or performance share awards with respect to the number of Middlefield Common Shares set forth on Appendix A hereto. All of the securities listed on Appendix A are either (x) owned free and clear of any proxy or voting restriction, claims, liens, encumbrances and security interests and any other limitation or restriction whatsoever (including any restriction on the right to dispose of such securities), or (y) with respect to the Middlefield Common Shares subject to restricted stock awards or performance stock units, are subject to the terms and conditions of the applicable award agreement. None of the securities listed on Appendix A are subject to any voting trust or other agreement or arrangement with respect to the voting rights of such securities.

(b)         As of the date of this Voting Agreement, except for the securities set forth on Appendix A, I do not beneficially own any (i) shares of capital stock or voting securities of Middlefield, (ii) securities of Middlefield convertible into or exchangeable for shares of capital stock or voting securities of Middlefield, or (iii) options or other rights to acquire from Middlefield any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Middlefield. The Middlefield Common Shares listed on Appendix A, together with all Middlefield Common Shares that I subsequently acquire during the term of this Voting Agreement, including through the exercise of any stock options, warrants or similar instruments, are referred to herein as the “Shares”.

(c)          At the Company Shareholders’ Meeting (as defined in the Merger Agreement) and at any other meeting of Middlefield shareholders, however called, I will be present (in person or by proxy) so that all of the Shares over which I have sole voting power shall be counted for the purpose of determining the presence of a quorum and vote or cause to be voted (including on any action or approval by written consent of shareholders of Middlefield) not less than all of such Shares. In addition, I will use my best efforts to cause any Shares over which I share voting power, to be voted in favor of (i) approval and adoption of the Merger Agreement and the transactions contemplated thereby, and (ii) any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes to approve the Merger Agreement. Determinations as to “sole” or “shared” voting power shall be made in accordance with Rule 13d-3 of the Exchange Act.

(d)          During the term of this Voting Agreement, I will not, directly or indirectly, offer, sell, transfer, pledge, encumber or otherwise dispose of (collectively, “Transfer”) any Shares over which I have sole dispositive power (or any interest therein), and I will use my best efforts to not permit the Transfer of any Shares over which I have shared dispositive power (or any interest therein), except to the extent permitted by paragraph (g) hereof.

(e)         I agree that Middlefield shall not be bound by any attempted sale of any Middlefield Common Shares over which I have sole voting and dispositive power, and Middlefield’s transfer agent shall be given appropriate stop transfer orders and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Voting Agreement.

(f)         I represent that I have the legal capacity to enter into this Voting Agreement, that I have duly and validly executed and delivered this Voting Agreement and that this Voting Agreement is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles; and further, that no consent of my spouse is necessary under any “community property” or other laws in order for me to enter into and perform my obligations under this Voting Agreement.

(g)         Notwithstanding anything herein to the contrary, I may Transfer any or all of the Shares over which I have beneficial ownership to myself, my spouse, ancestors or descendants; provided, however, that in any such case, prior to and as a condition to the effectiveness of such Transfer, each person to which any of such Shares or any interest in any of such Shares is or may be Transferred (other than myself) shall have executed and delivered to Farmers an agreement to be bound by the terms of this Voting Agreement.

I am signing this Voting Agreement solely in my capacity as a shareholder of Middlefield, if I am such, and not in any other capacity, such as a director or officer of Middlefield or as a fiduciary of any trusts in which I am not a beneficiary. Notwithstanding anything herein to the contrary: (a) I make no agreement or understanding herein in any capacity other than in my capacity as a beneficial owner of the Shares and (b) nothing herein shall be construed to limit or affect any action or inaction by me or any of my representatives, as applicable, in serving on Middlefield’s Board of Directors or as an officer of Middlefield, in acting in my capacity as a director, officer or fiduciary of Middlefield, or as a fiduciary of any trust for which I serve as trustee.

This Voting Agreement shall terminate and be of no further force and effect concurrently with, and automatically upon, the earlier to occur of (a) the favorable vote of the Middlefield shareholders with respect to the approval of the Merger Agreement, (b) the Effective Time, (c) Farmers and I enter into a written agreement to terminate this Voting Agreement, or (d) any termination of the Merger Agreement in accordance with its terms, except that any such termination shall be without prejudice to Farmers’ rights if termination should arise out of my willful breach of any covenant or representation contained herein.

All notices and other communications in connection with this Voting Agreement shall be in writing (which shall include electronic mail) and shall be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by registered or certified U.S. mail (return receipt requested) postage prepaid or electronic mail (upon confirmation of receipt) to the parties at the addresses set forth on the signature pages hereto (or at such other address for a party as shall be specified by like notice).

This Voting Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. This Voting Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Voting Agreement.

I agree and acknowledge that Farmers may be irreparably harmed by, and that there may be no adequate remedy at law for, any violation of this Voting Agreement by me. Without limiting other remedies, Farmers shall have the right to seek to enforce this Voting Agreement by specific performance or injunctive relief. This Voting Agreement and all claims arising hereunder or relating hereto, shall be governed and construed and enforced in accordance with the laws of the State of Ohio, without giving effect to the principles of conflicts of law thereof. I hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any Ohio state court or the United States District Court for the Northern District of Ohio, in any action or proceeding arising out of or relating to this letter.

If any term, provision, covenant or restriction of this Voting Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Voting Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Voting Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

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Very truly yours, Name: Address: Email:

Acknowledged and Agreed:

FARMERS NATIONAL BANC CORP.

By: ______________________________

Kevin J. Helmick,

President and Chief Executive Officer

Address: Farmers National Banc Corp.
20 S. Broad St.

Canfield, OH 44406

Attention: Kevin J. Helmick, President and Chief Executive Officer

Email: KHelmick@Farmersbankgroup.com

Signature page to Voting Agreement

Appendix A

Number of Shares held (excluding Shares of restricted stock or performance shares):

This amount includes:

                            Shares over which I have sole voting power

                            Shares over which I have shared voting power

                            Shares over which I have sole dispositive power

                            Shares over which I have shared dispositive power

Number of shares of restricted stock under restricted stock award agreements:

Number of shares subject to performance stock award agreements:

Appendix to Voting Agreement

EXHIBIT C

Form of Purchaser Voting Agreement

VOTING AGREEMENT

___, 2025

Middlefield Banc Corp.

15985 East High Street, PO Box 35

Middlefield, Ohio 44062

Ladies and Gentlemen:

Concurrently with the execution of this letter agreement (“Voting Agreement”), Farmers National Banc Corp., an Ohio corporation (“Farmers”), and Middlefield Banc Corp., an Ohio corporation (“Middlefield”), are entering into an Agreement and Plan of Merger, of even date herewith (the “Merger Agreement”), whereby Middlefield will merge with and into Farmers (the “Merger”) and the shareholders of Middlefield will receive the Merger Consideration as set forth in the Merger Agreement, subject to the closing of the Merger. All defined terms used but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

A condition to Middlefield’s obligations under the Merger Agreement is that I execute and deliver this Voting Agreement to Middlefield. Intending to be legally bound hereby, I irrevocably agree and represent as follows:

(a)         As of the date of this Voting Agreement, and at all times during the term of this Voting Agreement (i) I will have beneficial ownership, as defined in Rule 13d-3 under the Exchange Act (“Beneficial Ownership”), of, and good and valid title to, the number of common shares, without par value, of Farmers (the “Farmers Common Shares”), that is set forth on Appendix A hereto, and (ii) I hold restricted stock or performance share awards with respect to the number of Farmers Common Shares set forth on Appendix A hereto. All of the securities listed on Appendix A are either (x) owned free and clear of any proxy or voting restriction, claims, liens, encumbrances and security interests and any other limitation or restriction whatsoever (including any restriction on the right to dispose of such securities), or (y) with respect to the Farmers Common Shares subject to restricted stock awards or performance stock units, are subject to the terms and conditions of the applicable award agreement. None of the securities listed on Appendix A are subject to any voting trust or other agreement or arrangement with respect to the voting rights of such securities.

(b)         As of the date of this Voting Agreement, except for the securities set forth on Appendix A, I do not beneficially own any (i) shares of capital stock or voting securities of Farmers, (ii) securities of Farmers convertible into or exchangeable for shares of capital stock or voting securities of Farmers, or (iii) options or other rights to acquire from Farmers any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Farmers. The Farmers Common Shares listed on Appendix A, together with all Farmers Common Shares that I subsequently acquire during the term of this Voting Agreement, including through the exercise of any stock options, warrants or similar instruments, are referred to herein as the “Shares”.

(c)          At the Purchaser Shareholders’ Meeting (as defined in the Merger Agreement) and at any other meeting of Farmers shareholders, however called, I will be present (in person or by proxy) so that all of the Shares over which I have sole voting power shall be counted for the purpose of determining the presence of a quorum and vote or cause to be voted (including on any action or approval by written consent of shareholders of Farmers) not less than all of such Shares. In addition, I will use my best efforts to cause any Shares over which I share voting power, to be voted in favor of (i) approval and adoption of the Merger Agreement and the transactions contemplated thereby, and (ii) any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes to approve the Merger Agreement. Determinations as to “sole” or “shared” voting power shall be made in accordance with Rule 13d-3 of the Exchange Act.

(d)          During the term of this Voting Agreement, I will not, directly or indirectly, offer, sell, transfer, pledge, encumber or otherwise dispose of (collectively, “Transfer”) any Shares over which I have sole dispositive power (or any interest therein), and I will use my best efforts to not permit the Transfer of any Shares over which I have shared dispositive power (or any interest therein), except to the extent permitted by paragraph (g) hereof.

(e)         I agree that Farmers shall not be bound by any attempted sale of any Farmers Common Shares over which I have sole voting and dispositive power, and Farmers’ transfer agent shall be given appropriate stop transfer orders and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Voting Agreement.

(f)         I represent that I have the legal capacity to enter into this Voting Agreement, that I have duly and validly executed and delivered this Voting Agreement and that this Voting Agreement is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles; and further, that no consent of my spouse is necessary under any “community property” or other laws in order for me to enter into and perform my obligations under this Voting Agreement.

(g)         Notwithstanding anything herein to the contrary, I may Transfer any or all of the Shares over which I have beneficial ownership to myself, my spouse, ancestors or descendants; provided, however, that in any such case, prior to and as a condition to the effectiveness of such Transfer, each person to which any of such Shares or any interest in any of such Shares is or may be Transferred (other than myself) shall have executed and delivered to Middlefield an agreement to be bound by the terms of this Voting Agreement.

I am signing this Voting Agreement solely in my capacity as a shareholder of Farmers, if I am such, and not in any other capacity, such as a director or officer of Farmers or as a fiduciary of any trusts in which I am not a beneficiary. Notwithstanding anything herein to the contrary: (a) I make no agreement or understanding herein in any capacity other than in my capacity as a beneficial owner of the Shares and (b) nothing herein shall be construed to limit or affect any action or inaction by me or any of my representatives, as applicable, in serving on Farmers’ Board of Directors or as an officer of Farmers, in acting in my capacity as a director, officer or fiduciary of Farmers, or as a fiduciary of any trust for which I serve as trustee.

This Voting Agreement shall terminate and be of no further force and effect concurrently with, and automatically upon, the earlier to occur of (a) the favorable vote of the Farmers shareholders with respect to the approval of the Merger Agreement, (b) the Effective Time, (c) Middlefield and I enter into a written agreement to terminate this Voting Agreement, or (d) any termination of the Merger Agreement in accordance with its terms, except that any such termination shall be without prejudice to Middlefield’s rights if termination should arise out of my willful breach of any covenant or representation contained herein.

All notices and other communications in connection with this Voting Agreement shall be in writing (which shall include electronic mail) and shall be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by registered or certified U.S. mail (return receipt requested) postage prepaid or electronic mail (upon confirmation of receipt) to the parties at the addresses set forth on the signature pages hereto (or at such other address for a party as shall be specified by like notice).

This Voting Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. This Voting Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Voting Agreement.

I agree and acknowledge that Middlefield may be irreparably harmed by, and that there may be no adequate remedy at law for, any violation of this Voting Agreement by me. Without limiting other remedies, Middlefield shall have the right to seek to enforce this Voting Agreement by specific performance or injunctive relief. This Voting Agreement and all claims arising hereunder or relating hereto, shall be governed and construed and enforced in accordance with the laws of the State of Ohio, without giving effect to the principles of conflicts of law thereof. I hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any Ohio state court or the United States District Court for the Northern District of Ohio, in any action or proceeding arising out of or relating to this letter.

If any term, provision, covenant or restriction of this Voting Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Voting Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Voting Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

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Very truly yours, Name: Address: Email:

Acknowledged and Agreed:

MIDDLEFIELD BANC CORP.

By: ______________________________

Ronald L. Zimmerly, Jr.,

Chief Executive Officer

Address: Middlefield Banc Corp.
15985 East High Street, PO Box 35

Middlefield, Ohio 44062

Attention: Ronald L. Zimmerly, Jr., Chief Executive Officer

Email: rzimmerly@middlefieldbank.com

Signature page to Voting Agreement